Exhibit 10.15

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 1, 2013

among

FLOOR AND DECOR OUTLETS OF AMERICA, INC.,

as Borrower,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders,

and

GCI CAPITAL MARKETS LLC,

as Agent

GCI CAPITAL MARKETS LLC,

acting as Sole Bookrunner and Co-Lead Arranger,

and

MCS CAPITAL MARKETS LLC,

acting as Co-Lead Arranger and Syndication Agent

i

Table of Contents

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	29
1.03	Accounting Terms Generally	29
1.04	Rounding	30
1.05	Times of Day	30
1.06	[Reserved]	30
1.07	Currency Equivalents Generally	30

ARTICLE II THE TERM COMMITMENTS AND LOANS		30

2.01	Credit Facilities	30
2.02	Borrowings, Conversions and Continuations of Committed Loans	33
2.03	[Reserved]	33
2.04	[Reserved]	33
2.05	Prepayments	34
2.06	Termination of Term Commitments	36
2.07	[Reserved]	36
2.08	Interest	36
2.09	Fees	37
2.10	Computation of Interest and Fees	37
2.11	Evidence of Debt	37
2.12	Payments Generally; Funding Source	38
2.13	Sharing of Payments by Lenders	38
2.14	Protective Advances	38

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		39

3.01	Taxes	39
3.02	Illegality	41
3.03	Inability to Determine Rates	42
3.04	Increased Costs; Reserves on LIBO Rate Loans	42
3.05	Compensation for Losses	43
3.06	Mitigation Obligations; Replacement of Lenders	44
3.07	Survival	44

ARTICLE IV CONDITIONS PRECEDENT		44

4.01	Conditions of Loans	44
4.02	Further Conditions to Each Loan	46

ARTICLE V REPRESENTATIONS AND WARRANTIES		46

5.01	Organization; Powers	46
5.02	Authorization	47
5.03	Enforceability	47
5.04	Governmental Approvals	47
5.05	[Reserved]	48
5.06	Financial Statements	48
5.07	Title to Properties; Possession Under Leases	48
5.08	Subsidiaries; Equity Interests	48
5.09	Litigation; Compliance with Laws	49
5.10	Federal Reserve Regulations	49
5.11	Investment Company Act	50
5.12	Use of Proceeds	50
5.13	Tax Returns	50
5.14	No Material Misstatements	50
5.15	Employee Benefit Plans	50
5.16	Environmental Matters	51
5.17	Security Documents	52
5.18	Location of Real Estate and Leased Premises	52
5.19	Solvency	53
5.20	No Material Adverse Effect	53
5.21	Insurance	53
5.22	USA PATRIOT Act; OFAC	53
5.23	Intellectual Property; Licenses, Etc.	53
5.24	Deposit Accounts; Credit Card Arrangements	54
5.25	No Default	54
5.26	Labor Matters	54

ARTICLE VI AFFIRMATIVE COVENANTS		55

6.01	Existence; Business and Properties	55
6.02	Insurance	55
6.03	Taxes	56
6.04	Financial Statements, Reports, etc	57

6.05	Litigation and Other Notices	59
6.06	Compliance with Laws	60
6.07	Maintaining Records; Access to Properties	61
6.08	Use of Proceeds	61
6.09	Compliance with Environmental Laws	61
6.10	Further Assurances; Additional Security	61
6.11	Cash Management	63
6.12	Accounting	65
6.13	Lender Calls	65
6.14	Deposit Accounts; Credit Card Processors	65
6.15	Collateral Reports	65
6.16	Post-Closing Obligations	65

ARTICLE VII NEGATIVE COVENANTS		66

7.01	Indebtedness	66
7.02	Liens	68
7.03	[Reserved]	70
7.04	Investments, Loans and Advances	70
7.05	Mergers, Consolidations, Sales of Assets and Acquisitions	73
7.06	Restricted Payments	74
7.07	Transactions with Affiliates	76
7.08	Business of Borrower Holdco and its Subsidiaries	77
7.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc	77
7.10	Financial Performance Covenant	80
7.11	Fiscal Year	80

ARTICLE VIII BORROWER HOLDCO COVENANT		80

ARTICLE IX EVENTS OF DEFAULT		81

9.01	Events of Default	81
9.02	Right to Cure	84
9.03	Remedies Upon Events of Default	86
9.04	Application of Funds	86

ARTICLE X THE AGENT		87

10.01	Appointment of Agent	87

10.02	Rights as a Lender	88
10.03	Exculpatory Provisions	88
10.04	No Liability to Fund; Return of Payments	88
10.05	Delegation of Duties	89
10.06	Resignation of Agent	89
10.07	Non-Reliance on Agent and Other Lenders	90
10.08	No Other Duties, Etc	90
10.09	Agent May File Proofs of Claim	90
10.10	Collateral and Guaranty Matters	90
10.11	Notice of Transfer	91
10.12	Reports and Financial Statements	91
10.13	Agency for Perfection	92
10.14	Indemnification of Agent	92
10.15	Relation among Lenders	92
10.16	Defaulting Lenders	92

ARTICLE XI MISCELLANEOUS		93

11.01	Complete Agreement; Modification of Agreement; Amendments and Waivers	93
11.02	Notices; Effectiveness; Electronic Communications	94
11.03	No Waiver; Cumulative Remedies	96
11.04	Expenses; Indemnity; Damage Waiver	96
11.05	Payments Set Aside	97
11.06	Successors and Assigns	97
11.07	Treatment of Certain Information; Confidentiality	102
11.08	Right of Setoff	103
11.09	Interest Rate Limitation	103
11.10	Counterparts; Integration; Effectiveness	103
11.11	Survival	104
11.12	Severability	104
11.13	Replacement of Lenders	104
11.14	Governing Law; Jurisdiction; Etc	105
11.15	Waiver of Jury Trial	106
11.16	No Advisory or Fiduciary Responsibility	106
11.17	USA PATRIOT Act Notice	106
11.18	Foreign Asset Control Regulations	107

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11.19	Time of the Essence	107
11.20	Press Releases	107
11.21	Certain Waivers	107
11.22	Strict Construction	108
11.23	Attachments	108

SCHEDULES

5.01	Loan Parties Organizational Information
5.04	Governmental Approvals
5.06	Material Indebtedness
5.08	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.09	Closing Date Litigation
5.18(a)	Owned Real Estate
5.18(b)	Leased Real Estate
5.21	Insurance
5.23	Intellectual Property Matters
5.24(a)	DDAs
5.24(b)	Credit Card Arrangements
5.25	Material Contracts
6.16	Post-Closing Obligations
7.02(a)	Existing Liens
7.04	Existing Investments
11.02	Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Excess Cash Flow Certificate
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	DDA Notification
G	Joinder
H	Affiliated Lender Assignment and Assumption
I	Credit Card Notification

ANNEXES

A	Closing Agenda

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of May 1, 2013, among FLOOR AND DECOR OUTLETS OF AMERICA, INC., a Delaware corporation (the “Borrower”), the other Loan Parties (as hereinafter defined) party hereto from time to time, the Lenders (as hereinafter defined) party hereto from time to time, and GCI Capital Markets LLC, a Delaware limited liability company, as administrative agent for the Lenders.

WHEREAS, Borrower desires that Lenders extend a term credit facility to Borrower of Eighty Million and No/100 Dollars ($80,000,000.00) in the aggregate for the purposes of financing the Closing Date Dividend (as hereinafter defined), refinancing certain obligations of Parent, Borrower Holdco and Borrower on the Closing Date (as hereinafter defined), paying related fees, costs and expenses in connection with this Agreement and the Closing Date Dividend and funding working capital of the Borrower and for Borrower’s other general corporate purposes, and, for this purpose, Lenders are willing to make certain loans and other extensions of credit to the Borrower of up to such amount, upon the terms and conditions set forth herein;

WHEREAS, the Guarantors (as hereinafter defined) are willing to guaranty the Obligations (as hereinafter defined);

WHEREAS, the Loan Parties desire to secure all of their Obligations under the Loan Documents (as hereinafter defined) by granting to Agent (as hereinafter defined), for the benefit of the Credit Parties (as hereinafter defined), a security interest in and lien upon substantially all of their existing and after acquired personal and real property;

WHEREAS, each Loan Party desires to pledge to Agent, for the benefit of the Credit Parties, all of the Equity Interests (as hereinafter defined) of each of its Subsidiaries (as hereinafter defined) to secure the Obligations, subject to any limitations set forth herein or in the Security Documents (as hereinafter defined); and

WHEREAS, all Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement.  These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Acceleration Event” means the occurrence of an Event of Default (i) in respect of which all or any portion of the Obligations have become or been declared to be immediately due and payable pursuant to Section 9.03, and/or (ii) pursuant to either of Section 9.01(h) and/or Section 9.01(i).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” means, with respect to any Person (a) a purchase or other acquisition of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person, (c) a merger or consolidation of such Person with any other Person or any other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or a Controlling interest in the Equity Interests of any Person or (d) any acquisition of any Store locations of any Person, in each case, in any transaction or group of transactions which are part of a common plan.

“Act” has the meaning specified in Section 11.17.

“Adjusted EBITDA” shall be calculated as set forth on the Compliance Certificate.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is a Permitted Holder (but excluding, in any event, Borrower Holdco, Borrower or any of their respective Subsidiaries (including any Unrestricted Subsidiaries)).

“Affiliated Lender Participant” means, at any time, a Person who holds or who, upon the effectiveness of a grant of a participation in a Loan would hold, a participation in a Loan, and who would be, if such Person were a Lender, an Affiliated Lender, provided that for the purposes of subsection 11.06(h)(i)(D), a Person that holds a participation in a Loan solely granted by an Affiliated Lender shall not be an Affiliated Lender Participant.

“Agent” means GCI Capital Markets LLC, in its capacity as administrative agent under the Loan Documents, or any successor thereto.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on its signature page to this Agreement, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” has the meaning specified in the preamble.

“Annual Financial Statements” has the meaning specified in Section 6.04(a).

“Appendices” shall have the meaning assigned to it in the Recitals hereto.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means (i) five and one-half percent (5.50%) in the case of Base Rate Loans and (ii) six and one-half percent (6.50%) in the case of LIBO Rate Loans.

“Applicable Percentage” means, as the context requires, with respect to any Lender at any time, the portion of the aggregate principal balance of the Loan represented by the outstanding principal balance of such Lender’s Loan at such time; provided, that if the Loan has been paid in full at any time the Applicable Percentage is being determined, then the Applicable Percentage of each Lender shall be such Lender’s Applicable Percentage at the time the Loan was paid in full.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Section 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or Approved Funds with respect to such Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the Fiscal Year ended December 29, 2011, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of Parent and its Subsidiaries, including the notes thereto.

“Base Rate” shall mean, for any day, a floating rate equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum, and (y) the sum of (a) the LIBO Rate calculated for each such day based on an Interest Period of one (1) month determined two (2) Business Days prior to the first day of the then current month (but in no event less than one and one-quarter percent (1.25%) per annum) plus (b) a rate per annum equal to the Applicable Margin for LIBO Rate Loans for such day less the Applicable Margin for Base Rate Loans for such day.  Each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate.

“Blocked Account” has the meaning provided in Section 6.11(a).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank or other financial institution maintaining such account agrees, upon the occurrence and during the continuance of an Event of Default, to comply only with the instructions originated by the Agent without the further consent of any Loan Party, in each case, subject to the terms of the Intercreditor Agreement.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Holdco” means FDO Acquisition Corp., a Delaware corporation.

“Borrower Materials” has the meaning specified in Section 6.04.

“Borrowing” means the borrowing of the Loan made by each of the Lenders on the Closing Date pursuant to Section 2.01(a).

“Borrowing Base Certificates” shall mean the certificates delivered from time to time by the borrowers under the Revolving Credit Agreement and pursuant to the terms thereof calculating the Borrowing Base (as defined in the Revolving Credit Agreement) of such borrowers.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Canadian Subsidiaries” means Subsidiaries incorporated, amalgamated or otherwise formed under the laws of Canada or any province thereof.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period that are required to be capitalized under GAAP.  For purposes of calculating Excess Cash Flow, Capital Expenditures shall be calculated as set forth in the Compliance Certificate.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Event” has the meaning set forth in the Revolving Credit Agreement as in effect on the date hereof.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental

Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                  at any time prior to a Specified IPO, Permitted Holders shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Parent representing more than 51% of all of the Equity Interests of the Parent on a fully-diluted basis;

(b)                                 Permitted Holders shall fail to have the power to elect a majority of the board of directors of Parent, or, indirectly, the power to elect a majority of the board of directors of the Borrower;

(c)                                  at any time after a Specified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right);

(d)                                 any “change of control” occurs under the Revolving Credit Agreement;

(e)                                  any “change in control” or similar event as defined in any Organizational Documents of any Loan Party;

(f)                                    the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent and the Revolver Agents which are subject to the Intercreditor Agreement), except where any transfer or sale of any such Equity Interests are permitted in the Loan Documents; or

(g)                                 Borrower Holdco fails at any time to own, directly or indirectly, 100% of the Equity Interests of Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Dividend” shall mean that certain dividend in the amount of $60,000,000 made on or within ten (10) Business Days after the Closing Date by Borrower Holdco to Parent to be used by Parent to, among other things, repay in full the Subordinated Notes.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or any other Person in possession of Collateral or (b) any landlord of Real Estate leased by any Loan Party.

“Collateral and Guaranty Requirements” means to cause any such Person (a) to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to any Security Documents or such other documents as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent certain Organizational Documents, corporate approval documents and other documents as Agent may reasonably request, and, if reasonably requested by Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Agent in accordance with the provisions of the Security Documents.  In no event shall compliance with these requirements waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with these requirements if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Guarantor.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Condemnation Event” shall mean any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any property or assets of a Person, or confiscation of such property or assets or the requisition of the use of such property or assets.

“Confidential Information” has the meaning specified in Section 11.07.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Tangible Assets” means the total assets of Borrower Holdco and its Subsidiaries appearing on the balance sheet on the most recently delivered Required Financial Statements, minus all intangible assets, including, without limitation, Intellectual Property, goodwill and other like intangible assets, minus unamortized debt discount and expense and the par value of all Equity Interests held thereby.

“Consolidated Total Net Debt” shall mean consolidated funded Indebtedness of Borrower Holdco and its Subsidiaries (consisting of Indebtedness for borrowed money, Capital Lease Obligations, purchase money debt, seller notes, earn-out and similar deferred purchase price obligations so long as such obligations become a liability on the balance sheet of such Person in accordance with GAAP, and all guarantees of the foregoing, net of Unrestricted Cash of Borrower Holdco and its Subsidiaries (other than the cash proceeds of any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test)), in each case, set forth on the most recently delivered Required Financial Statements for such period; provided that with respect to the amount of cash and cash equivalents used for purposes of calculating the Consolidated Total Net Debt with respect to any such Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, such cash and cash equivalents shall not include any proceeds received from such Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Card Notification” has the meaning specified in Section 6.11(a)(i).

“Credit Parties” means, collectively, Agent, Lenders and each holder of an Obligation, and “Credit Party” shall mean each such Person individually.

“Credit Party Expenses” means, without limitation, (a) all reasonable and invoiced out-of-pocket expenses incurred by the Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and invoiced fees, charges and disbursements of (A) counsel for the Agent (plus any applicable local counsel), (B) outside consultants for the Agent, (C) appraisers, and (D) all such reasonable and invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) efforts to monitor or rate the Loans or any of the other Obligations, (D) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (E) any workout, restructuring or negotiations in respect of any Obligations, (b) all customary, reasonable and invoiced fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Loan Parties (whether by wire transfer or otherwise), together with any reasonable and invoiced out-of-pocket costs and expenses incurred in connection therewith, and (c) all reasonable and invoiced out-of-pocket expenses incurred by the Lenders after the occurrence and during the continuance of an Event of Default; provided that the Lenders shall be entitled to reimbursement for no more than one firm of counsel (plus any applicable local counsel) representing the Agent and one counsel representing all other Lenders (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for one additional firm of counsel).

“Cure Notice” shall have the meaning assigned to it in Section 9.02(a).

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning specified in Section 6.11(a)(iii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans it is required to fund hereunder, (b) has otherwise failed to pay over to the Agent any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (c) has failed or refused to abide by any of its obligations under this Agreement, or (d) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Default Rate” shall have the meaning assigned to it in Section 2.08(b).

“Designated Event of Default” means any Event of Default under Sections 9.01(b), 9.01(c), 9.01(d) (solely with respect to a default under Sections 6.04(b), 6.04(d), 6.11 or 7.10 that remains outstanding for over ninety (90) days), 9.01(h) or Section 9.01(i).

“Disinterested Director” means, with respect to any person and transaction, a member of the board of directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means the Persons identified in writing to the Agent on or prior to the Closing Date as competitors that are directly engaged in the same line of business as the Loan Parties (or, if after the Closing Date, that are mutually agreed upon between the Borrower and the Agent) (or any Affiliates of the foregoing that are reasonably identifiable as such); provided such competitors shall exclude any bank, financial institution or fund that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, on or prior to the date that is 91 days after the date on which the Loans and all other Obligations are repaid in full; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Effective Yield” shall mean, as of any date of determination with respect to subject Indebtedness, the sum of the following for such Indebtedness: (i) the LIBO Rate for a period of one month (giving effect to any applicable LIBO Rate floor); (ii) the interest rate margins as of such date (determined with reference to the LIBO Rate); and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming the lesser of a four-year average life and the remaining life to maturity, and without any present value discount).

“Eligible Assignee” means (a) a Lender or any of its Affiliates, (b) an Approved Fund, (c) subject to compliance in all respects with Section 11.06(h), an Affiliated Lender, any other Person (other than a natural Person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and, in the case of Borrower, shall otherwise be governed by Section 11.06(b)(iii)); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a (A) Loan Party or any of the Loan Parties’ Subsidiaries (including, for the avoidance of doubt, Unrestricted Subsidiaries), except as provided in Section 11.06(h), Sponsor, Sponsor Affiliates or Freeman Spogli, or (B) so long as no Designated Event of Default has occurred and is continuing, any Disqualified Institution (provided that in no event shall an assignment to a Disqualified Institution be in an amount less than $5,000,000).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning specified in the UCC.

“Equity Cure” shall have the meaning assigned to it in Section 9.02.

“Equity Interests” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 11.01 hereof.

“Excess Cash Flow” shall be calculated as set forth on Exhibit B attached hereto.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, (i) any withholding tax that is imposed on amounts payable to such Foreign Lender (A) at the time such Foreign Lender becomes a party hereto (other than as an assignee pursuant to a request by the Borrower under Section 11.13) or (B) designates a new Lending Office, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), and (d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning specified in Section 11.18.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2011 (as amended by the First Amendment to Credit Agreement, dated as of September 29, 2011, and as further amended by the Second Amendment to Credit Agreement, dated as of May 8, 2012), among the Borrower, Borrower Holdco and Parent, Wells Fargo Bank, National Association, as administrative agent, Suntrust Bank, as syndication agent, Barclays Bank PLC, as documentation agent, and the other lenders named therein, Wells Fargo Securities, LLC and Suntrust Robinson Humphrey, Inc., as joint lead arrangers, and Wells Fargo Securities, LLC, as sole bookrunner.

“Existing Indebtedness” means all obligations under the Existing Credit Agreement and all obligations under the Subordinated Notes and the documents executed in connection therewith.

“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar to and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) as reasonably determined by the Agent.

“Fee Letter” means the letter agreement, dated the date hereof, among the Borrower, the Agent and KKR Asset Management LLC.

“Financial Covenant Cure Amount” shall have the meaning assigned to it in Section 9.02(b).

“Financial Covenant Default” shall have the meaning assigned to it in Section 9.02.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Thursday of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Thursday of each March, June, September, and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the last Thursday of any calendar year.

“Foreign Asset Control Regulations” has the meaning specified in Section 11.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary other than a Domestic Subsidiary, including, without limitation, any CFCs.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Freeman Spogli” means FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. and any Affiliates that are Controlled by or under common Control with, either of FS Equity Partners VI, L.P. or FS Affiliates VI, L.P.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GC-Cap” shall mean GCI Capital Markets LLC, a Delaware limited liability company.

“Governing Body” shall mean the board of directors, board of managers, board of representatives, board of advisors or similar governing or advisory body of any Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” shall mean Borrower Holdco, each Subsidiary of Borrower Holdco (other than Borrower) signatory to this Agreement under the heading “Guarantor” on the signature pages hereto and each other Subsidiary of Borrower Holdco (other than Borrower) that executes this Agreement as a guarantor or any other guarantee in favor of Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case, that are regulated pursuant to any Environmental Law.

“Immaterial Subsidiaries” means any Subsidiary that taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of Borrower Holdco most recently ended, did not have assets with a value in excess of 5.0% of Consolidated Tangible Assets or revenues representing in excess of 5.0% of total revenues of Borrower Holdco and its Subsidiaries on a Consolidated basis as of such date.  All Accounts and Inventory of the Immaterial Subsidiaries shall be segregated or otherwise identifiable in a manner sufficient to distinguish ownership of such Accounts and Inventory from the Accounts and Inventory of the Loan Parties.

“Incremental Term Loan” shall have the meaning assigned to it in Section 2.01(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP , (e) all Capital Lease Obligations of such Person, (f) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Contracts, (g) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such Person in respect of bankers’ acceptances, (i) all seller notes, earn-outs and similar deferred purchase price obligations, (j) all Guarantees by such Person of Indebtedness described in clauses (a) through (i) above) and (k) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (i) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business or (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 5.14(a).

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, by and among Agent and the Revolving Agents, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means (a) as to any Base Rate Loan, the first Business Day of each calendar quarter to occur while such Base Rate Loan is outstanding (for the avoidance of doubt, such payment shall be an interest payment in arrears), (b) as to any LIBO Rate Loan, on the last day of any applicable Interest Period (for the avoidance of doubt, such payment shall be an interest payment for the Interest Period ending on such day) and as to any LIBO Rate Loan that has an Interest Period of more than three months, at the end of each three month interval from the commencement of such Interest Period and (c) in addition to the foregoing, the date upon which the Loan has been paid in full or prepaid in whole or in part shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued and unpaid under this Agreement (in the case of a partial prepayment of the Loan, only with respect to the principal amount so prepaid).

“Interest Period” shall mean with respect to any LIBO Rate Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two, three or six months (or, if available to all relevant Lenders, nine or twelve months or a shorter period) thereafter, as selected by Borrower’s irrevocable notice to Agent, as set forth in Section 2.02(b); provided that the foregoing provision relating to Interest Periods is subject to the following:

(a)                                  if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(b)                                 any Interest Period that would otherwise extend beyond the final scheduled maturity date of the Loan shall end two (2) LIBOR Business Days prior to such date; and

(c)                                  any Interest Period pertaining to a LIBO Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), shall end on the last LIBOR Business Day of a calendar month.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but adjusted for any dividends or other return of capital upon such Investment.

“Joinder” means an agreement, substantially in the form attached hereto as Exhibit G, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the Loan Documents in the same capacity and to the same extent as either the Borrower or a Guarantor, as applicable.

“Junior Indebtedness” means any Indebtedness permitted to be incurred hereunder that is subordinated in right of payment to the Obligations or secured by Liens that are subordinated to the Liens securing the Obligations, in each case on terms reasonably acceptable to the Agent, or any Permitted Refinancing thereof.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” or “Lenders” means the Persons named on the signature pages of this Agreement as lenders, and, if any such Lender shall assign all or any portion of the Term  Commitments or Obligations in accordance with the terms of this Agreement, such term shall include such assignee.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBO Rate” shall mean for each Interest Period a rate of interest determined by Agent equal to (a) the Base LIBOR Rate for such Interest Period, divided by (b) 100% minus the Reserve Percentage.  The LIBO Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.  “Base LIBOR Rate” means the greater of (a) 1.25% per annum, and (b) the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any

successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) LIBOR Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.  “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Federal Reserve Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”), but so long as no Lender is required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“LIBO Rate Loan” means a Loan or any portion thereof bearing interest by reference to the LIBO Rate.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” and “Loans” shall mean the term loan funded on the Closing Date under the Term Commitments pursuant to Section 2.01(a) (it being understood that such term shall refer to the aggregate Loan funded to the Borrower when used in the context of all Lenders collectively and a particular Lender’s portion of the aggregate Loan when used in the context of an individual Lender).

“Loan Account” has the meaning specified in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, the Fee Letter, Blocked Account Agreements, the Security Documents, the DDA Notifications, the Credit Card Notifications, the Intercreditor Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

“Loan Modification” shall have the meaning assigned to it in Section 11.01(b).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” shall mean a material adverse change in, or a material adverse effect upon, (a) the operations, business, assets, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries (taken as a whole), (b) the ability of the Loan Parties (taken as a whole) to perform any of their respective obligations under any Loan Documents to which they are parties, or (c) the legality, validity or enforceability of any Loan Document or the rights and remedies of the Agent and the Lenders (taken as a whole), under any Loan Document.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party, the loss of which is reasonably likely to result in a Material Adverse Effect.  Schedule 5.25 annexed hereto sets forth, as of the Closing Date, each of the Loan Parties’ Material Contracts.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $8,000,000.  For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof and (b) available yet undrawn committed amounts shall be included.

“Maturity Date” means May 1, 2019.

“Maximum Rate” has the meaning specified in Section 11.09.

“Monthly Financial Statements” has the meaning specified in Section 6.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.10(b).

“Mortgaged Properties” shall mean all fee-owned Real Estate of the Loan Parties pledged as security for the Obligations.

“Mortgages” shall mean each of the mortgages, deeds of trust or similar real estate security documents delivered by any Loan Party to Agent on behalf of itself and the other Credit Parties with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any proceeds of a Condemnation Event or Disposition by any Loan Party or any of its Subsidiaries, or insurance proceeds paid in respect of any casualty loss relating to any assets or property, that are received or paid to the account of any Loan Party or any Subsidiary of a Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such event or transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Permitted Encumbrance on such asset that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such event or transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such event or transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by such Loan Party or such Subsidiaries to third parties (other than Affiliates); and

(b)                                 with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries or the incurrence or issuance of any Indebtedness by any Loan Party or any Subsidiary of a Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Consenting Lender” has the meaning specified in Section 11.01.

“Note” means any promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit C, as each may be amended, restated, supplemented or modified from time to time.

“Notice of Conversion/Continuation” shall have the meaning assigned to it in Section 2.02(b).

“Obligations” shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party or any of its Subsidiaries to Agent or any Lender and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in all cases, to the extent arising under this Agreement or any of the other Loan Documents.  This term includes all principal, interest, fees, indemnities, expenses, attorneys’ fees and any other sum chargeable to any Loan Party or any of its Subsidiaries under this Agreement or any of the other Loan Documents (including all interest, fees, costs, indemnities and expenses which accrue after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Loan Party or any proceeding under any Debtor Relief Laws naming a Loan Party as the debtor in such proceeding, whether or not allowed in such proceeding).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Accounts” has the meaning specified in Section 6.11(a).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed on overall net income however denominated and franchise taxes imposed (in lieu of net income taxes) as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 11.13).

“Parent” means FDO Holdings, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 11.06(d).

“Participation Register” has the meaning specified in Section 11.06(d).

“Payment Conditions” has the meaning set forth in the Revolving Credit Agreement as in effect on the date hereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” shall mean a perfection certificate with respect to the Loan Parties in a form reasonably satisfactory to the Agent.

“Permitted Business Acquisition” means any acquisition by (i) the Borrower or any wholly-owned Subsidiary of the Borrower that is a Loan Party of substantially all of the assets of a Person, which assets are located in the United States of America or Canada or (ii) the Borrower or any wholly-owned Subsidiary of the Borrower that is a Loan Party of 100% of the Equity Interests of a Person incorporated under the Laws of any State in the United States of America, the District of Columbia or Canada and whose assets are primarily located in the United States of America or Canada (any Person whose assets or Equity Interests are to be acquired is referred to as the “Target”), in each instance, to the extent that each of the following conditions shall have been satisfied:

(a)                                  no Default or Event of Default shall then exist or would exist after giving effect thereto;

(b)                                 the total consideration paid and payable (including without limitation, any deferred payment and assumption or incurrence of any Indebtedness) for all Permitted Business Acquisitions consummated during the term of this Agreement shall not exceed $25,000,000 in the aggregate;

(c)                                  the Borrower shall have furnished to the Agent at least ten (10) Business Days prior to the consummation of such Permitted Business Acquisition (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Permitted Business Acquisition) and, at the request of the Agent, such other information and documents that the Agent may reasonably request, including, without limitation and to the extent available, drafts of the respective material agreements, documents or instruments pursuant to which such Permitted Business Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and executed counterparts thereof prior to closing, (2) pro forma financial statements of the Loan Parties and their Subsidiaries after giving effect to the consummation of such Permitted Business Acquisition, (3) a certificate of a Responsible Officer of the Borrower demonstrating that the Total Net Leverage Ratio, calculated on a Pro Forma basis after giving effect to such Permitted Business Acquisition (using Consolidated Total Net Debt calculated as of the date of consummation of such Permitted Business Acquisition and after giving effect thereto, and Adjusted EBITDA calculated for the twelve (12) month period ending on the last day of the most recent Fiscal Month for which Borrower has delivered to Agent and Lenders financial statements pursuant to Section 6.04), does not exceed the lesser of (I) 4.00:1.00 and (II) (A) the Total Net Leverage Ratio financial covenant threshold set forth in Section 7.10 for the Fiscal Quarter ending on, or most recently prior to, the date of consummation of such Permitted Business Acquisition (provided for purposes of this clause (A) the first Total Net Leverage Ratio financial covenant threshold set forth in Section 7.10 shall be used at all times prior to December 26, 2013) less (B) 0.25, and (4) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 6.10) as the Agent reasonably shall request; provided that, with respect to any such acquisition for which the aggregate consideration paid or payable (as determined in accordance with clause (b) above) does not exceed $7,500,000, the Borrower shall only be required to comply with item (3) of this clause (c);

(d)                                 the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 6.10;

(e)                                  such Permitted Business Acquisition shall not be hostile and shall have been approved by the Governing Body and/or the stockholders or other equityholders of the Target;

(f)                                    the Target shall be engaged in business or businesses substantially similar or related to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date or otherwise in compliance with the terms of this Agreement;

(g)                                 at Agent’s request with respect to any Permitted Business Acquisition where the total consideration for such Permitted Business Acquisition determined pursuant to clause (b) above exceeds $10,000,000, Borrower shall have delivered to Agent a “businessmen review” or other accounting report with respect to the Target, in form and from an independent accounting or other similar firm, reasonably acceptable to Agent;

(h)                                 the representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) both before and after giving effect to such Permitted Business Acquisition (unless such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (or in all respects if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) as of such earlier date); and

(i)                                     no Cash Dominion Event shall then exist or would arise immediately after giving effect to such Permitted Business Acquisition.

“Permitted Cash Equivalent Investments” means:

(a)                                  direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, with maturities not exceeding two years;

(b)                                 time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated at least “A-2” by Moody’s or at least “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(c)                                  repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with a bank meeting the qualifications described in clause (c) above;

(d)                                 commercial paper maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time any investment therein is made of at least “P-1” by Moody’s or at least “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(e)                                  securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(f)                                    Indebtedness issued by persons (other than any Permitted Holder) with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not exceeding one year from the date of acquisition;

(g)                                 shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(h)                                 money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “Aaa” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency) and (iii) have portfolio assets of at least $5,000.0 million; and

(i)                                     instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Disposition” has the meaning specified in Section 7.05.

“Permitted Encumbrances” has the meaning specified in Section 7.02.

“Permitted Holders” means Sponsor, the Sponsor Affiliates (as used in the definition of “Change of Control, solely to the extent such Sponsor Affiliates are Controlled by, or under common Control with, Sponsor) and Freeman Spogli.

“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Investments” has the meaning provided in Section 7.04.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment or liens to the Obligations under this Agreement (whether through an intercreditor agreement or otherwise), such Permitted Refinancing shall be subordinated in right of payment or liens, as applicable, to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, and, to the extent such Indebtedness is subject to an intercreditor agreement, such Permitted Refinancing will be subject to the provisions of such intercreditor agreement, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.04.

“Pro Forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that the applicable Permitted Business Acquisition, Restricted Payments, Disposition or Investment (and all other Permitted Business Acquisitions, Restricted Payments, Dispositions or Investments that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to or projected from the property or Person subject to such Permitted Business Acquisition, Restricted Payment, Disposition or Investment, (i) in the case of a Disposition shall be excluded, and (ii) in the case of a Permitted Business Acquisition, shall be included; (b) any retired Indebtedness; and (c) any Indebtedness incurred or assumed by Borrower or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, however, that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are approved by Agent (other than adjustments described in clause (1)(i) of the calculation of Adjusted EBITDA) and give effect to events (including operating expense reductions) that are (1) attributable to such transaction, (2) expected to have a continuing impact on Borrower and its Subsidiaries, and (3) are reasonably deemed in good faith to be achievable based on reasonable assumptions and information then available to Borrower and Agent.

“Projections” means the Loan Parties’ and their Subsidiaries’ forecasted consolidated:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advances” shall have the meaning assigned to it in Section 2.14.

“Public Lender” has the meaning specified in Section 6.04.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Lease” means a lease which either (a) requires the payment of rent in an aggregate amount of $250,000 or more during each twelve (12) month period of its term or (b) has demised 70,000 square feet or more, including all options to expand.

“Receipts and Collections” has the meaning specified in Section 6.11(c).

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” means a firm of independent public accountants of recognized national or regional standing reasonably acceptable to the Agent.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Transactions” means the Closing Date Dividend, the entering into of the Revolving Credit Documents by the parties thereto and the incurrence of Indebtedness under the Revolving Credit Documents, the repayment of Existing Indebtedness, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” shall mean the agreements, documents and instruments evidencing the Closing Date Dividend and the Revolving Credit Documents.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning specified in Section 10.12(b).

“Required Contribution Date” shall have the meaning assigned to it in Section 9.02(b).

“Required Financial Statements” has the meaning specified in Section 6.04(b).

“Required Lenders” shall mean two or more unaffiliated Lenders (but not less than two Lenders unless only one Lender with Loan outstanding remains) having Applicable Percentages that exceed fifty percent (50%) in the aggregate.  For purposes of determining the number of Lenders under this definition, a Lender and any other Lenders that are Affiliates or Approved Funds of such Lender shall be counted as a single Lender.  For purposes of determining the Applicable Percentage of the outstanding Loan, the aggregate amount of outstanding Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of finance, controller, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Agents” means, collectively, the Administrative Agent and Term Loan Agent (each as defined in the Revolving Credit Agreement).

“Revolving Credit Agreement” means that certain Credit Agreement dated as of the Closing Date by and among Borrower, the other Loan Parties party thereto, Revolving Agents and Revolving Lender, as amended, restated, supplemented or otherwise modified in accordance with the terms of the Intercreditor Agreement and this Agreement.

“Revolving Credit Documents” means the Revolving Credit Agreement, including the exhibits and schedules thereto, and the “Loan Documents” (as defined in the Revolving Credit Agreement), in each case, as amended, restated, supplemented or otherwise modified in accordance with the terms of the Intercreditor Agreement and this Agreement.

“Revolving Lender” means, collectively, the “Lenders” under the Revolving Credit Agreement, together with their successors and assigns.

“Revolving Loan Obligations” shall have the meaning given to the term “ABL Obligations” as defined in the Intercreditor Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced (including, without limitation, through any joinder agreements).

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Mortgages and all other agreements entered into guaranteeing payment of, or granting or perfecting a Lien upon property as security for payment of, the Obligations.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, direct, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) such Person is not engaged in, and is not about to engage in a business for which it has unreasonably small capital.  For purposes of determining Solvency, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, could reasonably be expected to become an actual or matured liability.

“Specified IPO” shall mean an initial underwritten public offering of the common stock of the Parent (or of an entity of which the Parent is a direct or indirect wholly owned subsidiary), in which the aggregate gross offering proceeds are at least $50,000,000 and the aggregate value of all outstanding common stock of the IPO issuer is at least $200,000,000, calculated on a pre-money basis and assuming a value for each share of common stock equal to the IPO price per share to the public.

“Sponsor” means Ares Corporate Opportunities Fund III, L.P.

“Sponsor Affiliate” shall mean each Affiliate of Sponsor and each individual who is a partner or employee of Sponsor.

“Spot Rate” has the meaning specified in Section 1.07 hereof.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations, and/or the Liens securing such Indebtedness are Subordinated to the Liens securing the Obligations, on terms acceptable to Agent and which is in form and on terms approved in writing by Agent.

“Subordinated Notes” means Parent’s 10.0% Subordinated Notes due November 24, 2017 issued pursuant to that certain Note Agreement, dated November 24, 2010 (as amended by Amendment No. 1 to Note Agreement, dated December 13, 2012), between Parent and each of the holders listed on Exhibit A attached thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.  Notwithstanding the foregoing, except for purposes of the definition of “Unrestricted Subsidiary” or as otherwise expressly stated herein, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of a Loan Party or any other Subsidiary for purposes of this Agreement, the other Loan Documents and the Appendices, other than with respect to the provisions of ERISA, for which it shall constitute a Subsidiary.

“Subsidiary Redesignation” shall have the meaning specified in the definition of “Unrestricted Subsidiary”.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, and (c) any other Swap Obligations.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” or “taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to each Lender, its obligation to make a portion of the Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on such Lender’s signature page hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  As of the Closing Date, the aggregate amount of the Term Commitments is $80,000,000.

“Term Priority Collateral” shall have the meaning specified in the Intercreditor Agreement.

“Termination Date” means the earliest to occur of (i) the Maturity Date or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article IX.

“Testing Dates” shall have the meaning assigned to it in Section 9.02(a).

“Total Net Leverage Ratio” shall mean the ratio of Consolidated Total Net Debt to Adjusted EBITDA for the trailing four Fiscal Quarter period.

“Trading with the Enemy Act” has the meaning specified in Section 11.18.

“Type” means, with respect to the Loan or any portion thereof, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning specified in Article 9 of the Uniform Commercial Code; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” shall mean cash or cash equivalents of the Loan Parties that would not appear as “restricted” on the Required Financial Statements.

“Unrestricted Subsidiary” means any Immaterial Subsidiary of Borrower Holdco (other than the Borrower) formed or acquired after the Closing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Agent; provided that the Borrower shall only be permitted to so designate an Unrestricted Subsidiary if:  (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) the Loan Parties are in compliance on a Pro Forma Basis with the financial covenant set forth in Section 7.10, recomputed for the most recently ended Fiscal Quarter for which Monthly Financial Statements have been delivered to Agent pursuant to Section 6.04 (it being agreed to and understood that (i) for purposes hereof the last paragraph of Section 7.10 shall not be given any force or effect and pro forma compliance with the financial covenant set forth in Section 7.10 shall be required pursuant to this clause (b) at all times even from and after the occurrence of a Specified IPO and (ii) prior to the first financial covenant threshold testing date set forth in Section 7.10, the Loan Parties shall be deemed to be required to comply with a Total Net Leverage Ratio of no greater than 5.00 to 1.00), (c) such Unrestricted Subsidiary is capitalized (to the extent capitalized by Borrower Holdco or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.04(j), and any prior or concurrent Investments in such Subsidiary by Borrower Holdco or any of its Subsidiaries shall be deemed to have been made under Section 7.04(j), (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof are treated as Investments pursuant to Section 7.04(j) and (e) such Subsidiary has been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Revolving Credit Agreement; provided that at the time of the initial investment by Borrower Holdco or any of its Subsidiaries in such Subsidiary, Borrower Holdco shall designate such entity as an Unrestricted Subsidiary in a written notice to the Agent.  Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of Borrower Holdco or the Borrower, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Loan Parties are in compliance on a Pro Forma Basis with the financial covenant set forth in Section 7.10, recomputed for the most recently ended Fiscal Quarter for which Monthly Financial Statements have been delivered to Agent pursuant to Section 6.04 (it being agreed to and understood that (i) for purposes hereof the last paragraph of Section 7.10 shall not be given any force or effect and pro forma compliance with the financial covenant set forth in Section 7.10 shall be required pursuant to this clause (b) at all times even from and after the occurrence of a Specified IPO and (ii) prior to the first financial covenant threshold testing date set forth in Section 7.10, the Loan Parties shall be deemed to be required to comply with a Total Net Leverage Ratio of no greater than 5.00 to 1.00), (iv) all representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (v) the Borrower shall have delivered to the Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)                                 Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent Obligations, providing cash collateralization or other collateral as may be reasonably requested by the Agent) of all of the Obligations other than unasserted contingent indemnification Obligations.

1.03                        Accounting Terms Generally.

(a)                                  GAAP Accounting.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VII shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financing Accounting Standard or FASB Accounting Standards

Codification™ having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York (daylight or standard, as applicable).

1.06                        [Reserved].

1.07                        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Article II, Article X and Article XI) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE TERM COMMITMENTS AND LOANS

2.01                        Credit Facilities.

(a)                                  Loan.

(i)                                     Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender agrees, severally and not jointly, to make a Loan to the Borrower in an original principal amount not to exceed such Lender’s Applicable Percentage of the Term Commitment.  Amounts paid or prepaid in respect of the Loan may not be reborrowed.  The funding of the Loan shall be made on written notice by Borrower to Agent, at Agent’s address specified herein, substantially in the form of Exhibit A (a “Loan Notice”) and shall include the information required in such Exhibit.  The failure of any Lender to make its portion of the Loan on the date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its portion of the Loan.

(ii)                                  The Loan shall be repaid, beginning on September 30, 2013 and on the last day of each calendar quarter thereafter, in an amount equal to the respective amount set forth opposite the dates indicated below, with the remaining principal amount of the Loan then outstanding due and payable in full on the Maturity Date.

Principal Amortization Payment Dates	Principal Amortization Payment

September 30, 2013	$200,000
December 31, 2013	$200,000

March 31, 2014	$200,000
June 30, 2014	$200,000
September 30, 2014	$200,000
December 31, 2014	$200,000

March 31, 2015	$200,000
June 30, 2015	$200,000
September 30, 2015	$200,000
December 31, 2015	$200,000

March 31, 2016	$200,000
June 30, 2016	$200,000
September 30, 2016	$200,000
December 31, 2016	$200,000

March 31, 2017	$200,000
June 30, 2017	$200,000
September 30, 2017	$200,000
December 31, 2017	$200,000

March 31, 2018	$200,000
June 30, 2018	$200,000
September 30, 2018	$200,000
December 31, 2018	$200,000

March 31, 2019	$200,000
Maturity Date	$75,400,000

(iii)                               Notwithstanding the foregoing clause (ii), the entire unpaid balance of the aggregate Loan and all other Obligations shall be due and payable in full on the Maturity Date, if not sooner paid in full in accordance with the terms of the Loan Documents (without limiting Borrower’s obligation to timely make all payments required under the terms of the Loan Documents).

(iv)                              The foregoing Section 2.01(a)(ii) and (iii) shall be adjusted to reflect any Incremental Term Loans without affecting any Lender’s rights thereunder relating to the Loans funded on the Closing Date.

(b)                                 Incremental Term Loan. The Borrower shall have the right from time to time to borrow from the existing Lenders or additional Lenders, one or more incremental term loans hereunder (each an “Incremental Term Loan”), in an aggregate principal amount not to exceed $25,000,000, provided:

(i)                                     the amount of each Incremental Term Loan shall be in a minimum amount of $2,000,000 and minimum increments of $500,000 in excess thereof;

(ii)                                  all fees and expenses owed by Borrower to Agent and the Lenders in respect of such Incremental Term Loan shall have been paid;

(iii)                               no Lender shall be required to increase its respective Term  Commitment; provided, prior to the Borrower offering such Incremental Term Loan to any Person that is not an existing Lender (each of which Person shall constitute an Eligible Assignee and will require the approval of the Agent to the extent required by Section 11.06(b)), the existing Lenders shall be afforded the opportunity to provide such Incremental Term Loan, and each existing Lender shall have the right to participate in any selected Lender’s portion of such Incremental Term Loan to the extent of such Lender’s ratable share of such portion of such Incremental Term Loan (based on its then-existing pro rata share of the Loan);

(iv)                              after giving pro forma effect to the borrowing of such Incremental Term Loan and the use of proceeds thereof, (i) no Default or Event of Default shall exist and (ii) as of the last day of the most recent Fiscal Month for which financial statements are required to have been delivered pursuant to Section 6.04(b), (or Section 6.04(a)), the Total Net Leverage Ratio (calculated for the most recent trailing twelve Fiscal Month period ending with the Fiscal Month reflected in such financial statements) of the Loan Parties and their Subsidiaries shall not be greater than 3.50 to 1.00;

(v)                                 (i) the Incremental Term Loans shall rank pari passu in right of payment and of security with the Loan, (ii) the final maturity date of any such Incremental Term Loan shall be no earlier than the Maturity Date and (iii) the weighted average life to maturity of such Incremental Term Loan shall not be shorter than the weighted average life to maturity of the Loan;

(vi)                              the economic terms of such Incremental Term Loan (including the interest rate, upfront fees and original issue discount) will be determined by the Borrower and the lenders providing such Incremental Term Loan, provided that if the Effective Yield applicable to such Incremental Term Loan exceeds the corresponding Effective Yield applicable to the Loan or any prior Incremental Term Loan, then the interest rate margin with respect to the Loan or such prior Incremental Term Loan, as the case may be, shall be increased by an amount such that the Effective Yield on the Loan or such prior Incremental Term Loan, as applicable, equals the Effective Yield with respect to such Incremental Term Loan;

(vii)                           no Incremental Term Loan or any portion thereof shall cause any portion of the Obligations to constitute “Excess Term Obligations” (as defined in the Intercreditor Agreement) or otherwise violate the terms of the Intercreditor Agreement;

(viii)                        except as otherwise provided above or agreed by the Required Lenders, such Incremental Term Loan shall be on terms (including, but not limited to, security, priority and prepayments) consistent with the Loan.

Each of the parties hereto hereby agrees that, upon the effectiveness of the Incremental Term Loan, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan evidenced thereby and the Agent, the Borrower and the Lenders providing such Incremental Term Loan may revise this Agreement to evidence such amendments.

Notwithstanding the foregoing, no Incremental Term Loan shall become effective under this Section 2.01(b) unless on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied or duly waived.

(c)                                  Reliance on Notices.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Advance, Notice of Conversion/Continuation or similar notice believed thereby to be genuine.  Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                                  The Loan (or any portion thereof) shall be either Base Rate Loans or LIBO Rate Loans as the Borrower may request subject to and in accordance with this Section 2.02 and as set forth on the Notice of Advance delivered by the Borrower in connection with the funding of the Loan on the Closing Date or as set forth in any Notice of Conversion/Continuation delivered thereafter.

(b)                                 Borrower shall have the option to (i) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBO Rate Loans, (ii) convert any LIBO Rate Loan to a Base Rate Loan, subject to payment of LIBO Rate breakage costs in accordance with Section 3.05 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iii) continue all or any portion of the Loan as a LIBO Rate Loan upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Loan shall commence on the last day of the Interest Period of the Loan to be continued.  Loans for which Borrower has not elected the LIBO Rate option shall be Base Rate Loans.  During the continuation of any Event of Default, Agent or Required Lenders may terminate Borrower’s right to exercise the options set forth in this Section 2.02(b).  Any portion of the Loan to be made or continued as, or converted into, a LIBO Rate Loan must be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount.  Any such election must be made by noon on the third (3rd) Business Day prior to (1) the end of each Interest Period with respect to any LIBO Rate Loans to be continued as such, or (2) the date on which Borrower wishes to convert any Base Rate Loan to a LIBO Rate Loan for an Interest Period designated by Borrower in such election.  If no election is received with respect to a LIBO Rate Loan by noon on the third (3rd) Business Day prior to the end of the Interest Period with respect thereto, that LIBO Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice Loan Notice.  Notwithstanding the foregoing, at no time shall there be more than three (3) LIBO Rate Loans outstanding.

2.03                        [Reserved].

2.04                        [Reserved].

2.05                        Prepayments.

(a)                                  Voluntary Prepayments.  Borrower may at any time and from time to time on at least two (2) days’ prior written notice to Agent, voluntarily prepay all or part of the Loan; provided, however, that (A) any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount (or such lesser amount outstanding).  Any such voluntary prepayment of the Loan must be accompanied by the payment of any LIBO Rate funding breakage costs in accordance with Section 3.05 plus, to the extent applicable, a premium as required by Section 2.05(e).  Any partial prepayment of the Loan made by or on behalf of Borrower shall be applied to the remaining scheduled installments of the Loan (including the final installment due on the Maturity Date) in such order as Borrower elects (or pro rata to such remaining installments if Borrower fails to elect a different order of application by the time the proceeds of such voluntary prepayment are received by Agent), provided that Protective Advances and interest thereon must be repaid before any prepayment is applied to the Loan.  Any prepayment of the Loan under this Section 2.05(a) shall be applied first to the portion of the Loan comprised of Base Rate Loans and then to the portion of the Loan comprised of LIBO Rate Loans, in the direct order of Interest Period maturities.

(b)                                 Mandatory Prepayments.

(i)                                     Within three Business Days of receipt by any Loan Party or any of its Subsidiaries of Net Proceeds of any asset Disposition (including any Disposition of Equity Interests of any Person owned by such Loan Party or Subsidiary), on account of any insurance proceeds paid in respect of any casualty loss relating to any assets or property of such Person or on account of a Condemnation Event (other than asset Disposition, insurance and/or Condemnation Event Net Proceeds of less than $500,000 in the aggregate in any Fiscal Year and all proceeds of asset Dispositions permitted by Section 7.05(a)(i), 7.05(a)(ii), 7.05(a)(iv), 7.05(b), 7.05(c), 7.05(f), 7.05(i) and 7.05(j)), the Borrower shall prepay the Loans and other Obligations in an amount equal to all such Net Proceeds; provided that no prepayment shall be required in connection with such an asset Disposition, casualty loss or Condemnation Event if the proceeds thereof are reinvested by the Person receiving such proceeds in a similar asset used or useful in the business  (or, in the case of insurance proceeds, used to repair, refurbish, restore, replace or rebuild the asset giving rise to such proceeds) within one hundred eighty (180) days following receipt thereof, or such Person shall have entered into a binding commitment during such one hundred eighty (180) day period in respect of such reinvestment and shall actually reinvest such proceeds within one hundred eighty (180) days thereafter, but only to the extent that the Borrower notifies Agent of such Person’s intent to make such reinvestment at the time such Net Proceeds are received and when such reinvestment occurs no Event of Default shall then be in existence.  Any such prepayment shall be applied in accordance with Section 2.05(c) below (either at the time of receipt thereof or upon expiration of the 180-day period described above (as the same may be extended by up to 180 additional days as described above) to the extent the Net Proceeds are not so reinvested (or, in the case of insurance proceeds, not used to repair, refurbish, restore, replace or rebuild the asset giving rise to such Net Proceeds) within such period as permitted in this Section 2.05(b)(i)), and shall be accompanied by a premium pursuant to Section 2.05(e) and LIBO Rate funding breakage costs as required under the terms of this Agreement, in each case to the extent applicable.  Notwithstanding the foregoing, prior to the Discharge of ABL Obligations (as defined in the Intercreditor Agreement), to the extent the Net Proceeds described in this Section 2.05(b)(i) arise from a Disposition of, or casualty loss or Condemnation Event pertaining to, ABL Priority Collateral, such Net Proceeds shall first be used by the Loan Parties to satisfy any mandatory prepayments required under Section 2.05(c) of the Revolving Credit Agreement as in effect on the date hereof and then to satisfy the mandatory prepayment requirement under this Section 2.05(b)(i) so long as the Payment Conditions are satisfied at the time Borrower is required to make a mandatory prepayment pursuant to the terms of this Section 2.05(b)(i) after giving effect to such prepayments under the Revolving Credit Agreement.

(ii)                                  If any Loan Party or any of its Subsidiaries receives proceeds on account of an Equity Cure or incurs any Indebtedness (other than Indebtedness permitted to be incurred under Section 7.01), no later than the Business Day following the date of receipt of the proceeds thereof (or Net Proceeds in the case of the incurrence of Indebtedness) by any Loan Party or any of its Subsidiaries (or no later than the fifth (5th) Business Day following the date of receipt of the proceeds thereof in the case of an Equity Cure), the Borrower shall prepay the Loans and other Obligations in an amount equal to all such proceeds (or Net Proceeds in the case of the incurrence of Indebtedness), subject, in the case of an Equity Cure, to the terms of Section 9.02(b) allowing for the prepayment of Revolving Loan Obligations under the circumstances set forth therein.  Any such prepayment shall be applied in accordance with Section 2.05(c) below and shall be accompanied by a premium pursuant to Section 2.05(e) and LIBO Rate funding breakage costs as required under the terms of this Agreement, in each case to the extent applicable.

(iii)                               Until the Termination Date, Borrower shall prepay the Loans and other Obligations on the date that is one hundred twenty (120) days following the end of the Fiscal Year ending December 26, 2013 and each Fiscal Year of the Borrower thereafter, in an amount equal to (A) fifty percent (50%) of Excess Cash Flow for the immediately preceding Fiscal Year (calculated, with respect to the Fiscal Year ending December 26, 2013, for the period commencing on the first day of the Fiscal Month immediately following the Closing Date and ending on the last day of such Fiscal Year); provided that the percentage of Excess Cash Flow that shall be required to be prepaid in accordance with this clause (iii) in respect of a particular Fiscal Year shall be reduced to twenty-five percent (25%) if the Total Net Leverage Ratio as of the last day of such Fiscal Year is less than 3.25 to 1.00, as determined by the applicable Compliance Certificate delivered with the Annual Financial Statements for such Fiscal Year pursuant to Section 6.04(a) (provided that in no event shall any such reduction occur unless the Borrower delivers to Agent such a Compliance Certificate) less (B) the amount of voluntary prepayments of the principal balance of the Loans during the immediately preceding Fiscal Year.  Any such prepayment shall be applied in accordance with Section 2.05(c) below and shall be accompanied by LIBO Rate funding breakage costs as required under the terms of this Agreement.  Each such prepayment shall be accompanied by a certificate signed by a Responsible Officer of Borrower certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be substantially in the form of Exhibit C hereto.  Notwithstanding anything herein to the contrary, no prepayment shall be required pursuant to this clause (iii) with respect to any Fiscal Year where the Total Net Leverage Ratio as of the last day of such Fiscal Year is less than 2.50 to 1.00, as determined by the applicable Compliance Certificate delivered with the Annual Financial Statements for such Fiscal Year pursuant to Section 6.04(a) (provided that in no event shall the foregoing have any force or effect unless the Borrower delivers to Agent such a Compliance Certificate).

(c)                                  Application of Certain Mandatory Prepayments.  Subject to the provisions of Section 9.04, any prepayments made by Borrower pursuant to Sections 2.05(b)(i) through (b)(iii) shall be applied as follows: first, to Protective Advances; second, to the outstanding principal balance of the Loan; and third, to any other Obligations then outstanding; provided that (i) any partial prepayment of the Loan made by or on behalf of Borrower shall be applied to reduce the remaining scheduled installments of the Loan (including the final installment due on the Maturity Date) in direct order of maturity, and (ii) any prepayment of the Loan shall be applied first to the portion of the Loan comprised of Base Rate Loans and then to the portion of the Loan comprised of LIBO Rate Loans, in the direct order of Interest Period maturities.

(d)                                 No Deemed Consent.  Nothing in this Section 2.05 shall be construed to constitute Agent’s or any Lender’s consent to any transaction referred to in Sections 2.05(b)(i) and (b)(ii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

(e)                                  Prepayment Premium.  All prepayments of the Loan made or required to be made prior to the second anniversary of the Closing Date (whether voluntary or mandatory (but, with respect to mandatory prepayments, solely to the extent arising under Section 2.05(b)(ii) or resulting from asset Dispositions constituting a Change of Control or the sale or disposition of all or substantially all of the assets of the Loan Parties, taken as a whole), as applicable, and whether before or after acceleration of the Obligations), shall be subject to an additional premium (to be paid to Agent for the benefit of the Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Loan) equal to the amount of such prepayment multiplied by (i) two percent (2.0%) (such amount reducing to one percent (1.0%) if a Specified IPO has occurred on or prior to the applicable prepayment date), with respect to prepayments made after the Closing Date but prior to the first anniversary of the Closing Date and (ii) one percent (1.0%) (such amount reducing to one-half of one percent (0.50%) if a Specified IPO has occurred on or prior to the applicable prepayment date), with respect to prepayments made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date.  On or after the second anniversary of the Closing Date, no premiums shall be payable pursuant to this Section 2.05(e) in connection with any prepayments of the Loan other than LIBO Rate funding breakage costs as required under the terms of this Agreement.

2.06                        Termination of Term Commitments.  The Term Commitment of each Lender shall automatically terminate upon such Lender’s funding of its portion of the Loan, which shall occur no later than the Closing Date.

2.07                        [Reserved].

2.08                        Interest.

(a)                                  Subject to the provisions of Section 2.08(b) below,

(i)                                     each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin; and

(ii)                                  each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)                                 Automatically and for so long as any Event of Default shall have occurred and be continuing under Section 9.01(h) or (i) (or at the election of Agent or Required Lenders for so long as any Event of Default under Section 9.01(b) or (c) shall have occurred and be continuing), the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates otherwise applicable hereunder (the “Default Rate”) and all past due Obligations shall bear interest at a Default Rate equal to (i) in the case of past due interest, the Default Rate applicable to the Loans giving rise to such interest and (ii) in the case of all other past due Obligations, the Default Rate applicable to Loans that are Base Rate Loans.  Unless otherwise agreed to by Required Lenders, interest at the Default

Rate shall accrue retroactively from the initial date of such Event of Default until that Event of Default ceases to exist and shall be payable on demand at Agent’s election.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to any other Fees required to be paid pursuant to the terms of any Loan Documents the Borrower shall pay to the Agent and KKR Asset Management LLC fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  Except for any computations with respect to the definition of Base Rate (which shall be computed on the basis of a year of 365 days, or to the extent a leap year, 366 days), all computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s portion of the Loan, in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)                                 Agent shall render monthly statements regarding the Loan Account to the Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Credit Parties unless, within 30 days after receipt thereof by the Borrower, the Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12                        Payments Generally; Funding Source.

(a)                                  Payments Generally.                                    All payments to be made by the Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in a Lender receiving payment of a proportion of the aggregate amount of Obligations in respect of the Loan greater than its pro rata share thereof as provided herein (including, in each case, as in contravention of the priorities of payment set forth in Section 9.04), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 9.04, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loan to any assignee or participant to the extent in compliance with the terms of this Agreement in all respects, other than, for the avoidance of doubt, to the Loan Parties or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Protective Advances.

(a)                                  Agent is authorized by the Borrower and the Lenders to, from time to time in Agent’s sole discretion (but Agent shall not have any obligation to), make disbursements and advances to the Borrower, on behalf of all Lenders, which Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 11.04) and other sums payable under the Loan Documents (any of such loans are herein referred to as “Protective Advances”); provided that after giving effect to the making of a Protective Advance the aggregate amount of outstanding Protective Advances shall not exceed $2,000,000.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall accrue interest at a per annum rate equal to the Base Rate plus the Applicable Margin plus, at all times after an Event of Default has occurred and is continuing, two percent (2%).  Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof.

(b)                                 Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage immediately prior to giving effect to the making of such Protective Advance, payable on demand of Agent.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage thereof of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  If the Borrower or any other withholding agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or

Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent, in each case, on its own behalf or on behalf of the Agent or a Lender shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)                                  Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person within the meaning of Code Section 7701(a)(30)(a “US Person”), any Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     any Lender that is a U.S. Person shall deliver executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(ii)                                  any Foreign Lender shall deliver whichever of the following is applicable:

(A)                              duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)                                duly completed copies of Internal Revenue Service Form W-8ECI;

(C)                                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate (“Tax Compliance Certificate”) to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN;

(D)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable;

(E)                                 any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; or

(F)                                 if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                    Treatment of Certain Refunds.  If the Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid or remitted additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Agent or such Lender agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent or such Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Parties or any other Person.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a conversion to or continuation of a LIBO Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of LIBO Rate Loans.

3.04                        Increased Costs; Reserves on LIBO Rate Loans.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender ); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on LIBO Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), except any reserve requirement reflected in the LIBO Rate, additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for reason other than the failure of such Lender to make a Loan) to prepay, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.  Each party’s obligations under this Article III shall survive the repayment of the Loan and all other Obligations.

ARTICLE IV
CONDITIONS PRECEDENT

4.01                        Conditions of Loans.  The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  Documents.  Agent shall have received each of the agreements, instruments, certificates, documents and other items set forth on Annex A, each in form and substance reasonably satisfactory to Agent and each fully executed, as applicable, each of which shall be originals, facsimiles or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each, as applicable, properly executed by a Responsible Officer of the signing Loan Party and, except as otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date);

(b)                                 Existing Indebtedness.  (1) Agent shall have received a payoff letter from the agent for the lenders under the Existing Credit Agreement reasonably satisfactory in form and substance to the Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and (2) the Agent shall be reasonably satisfied that the Subordinated Notes have been or concurrently with the Closing Date are being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Subordinated Notes, if any, have been or concurrently with the Closing Date are being released (which, for the avoidance of doubt, shall consist of the funds flow and copies of communications sent to each of the holders of the Subordinated Notes delivering repayment in full on the Closing Date);

(c)                                  Lien Searches.  Results of Uniform Commercial Code, tax and judgment lien searches in each Loan Party’s respective jurisdiction of incorporation or organization indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases  or subordination agreements reasonably satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made.

(d)                                 Financials; Financial Condition.  Agent shall have received the Required Financial Statements certified by a Responsible Officer of Borrower, in each case in form and substance reasonably satisfactory to Agent.  The Solvency Certificate set forth on Annex A shall state that (a) the Borrower and its Subsidiaries, taken as a whole, will be Solvent upon the consummation of the transactions contemplated herein and the Related Transactions; (b) the Pro Forma Balance Sheet fairly presents the financial condition of Borrower and each of its Subsidiaries as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; and (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of future financial performance of each Loan Party and each of its Subsidiaries and of the other information projected therein for the period set forth therein.  Notwithstanding the foregoing, it is acknowledged by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

(e)                                  Approvals; Waivers.  Agent shall have received satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions.

(f)                                    Opening Availability Requirement.  On the Closing Date, and after allowing for the payment of all fees, costs and expenses in connection with this Agreement and the Related Transactions, there shall be at least $25,000,000 of unused but available revolving loan commitments under the Revolving Credit Agreement.

(g)                                 Payment of Fees.  Borrower shall have paid the fees required to be paid on the Closing Date and shall have reimbursed Agent for all fees, costs and expenses of closing (limited, in the case of legal counsel, to the reasonable and documented fees and expenses of one primary firm of counsel selected by Agent and such local counsel as Agent reasonably deems necessary).

(h)                                 Leverage Requirement.  The Total Net Leverage Ratio, measured as of the most recently reported month end of the Borrower (for the twelve month period then ended and assuming the funding of the Loan and the Related Transactions had occurred), shall not be more than 4.00 to 1.00.

(i)                                     Capital Structure.  The capital structure of each Loan Party and its Subsidiaries and the terms and conditions of all Indebtedness of each Loan Party and its Subsidiaries shall be acceptable to each Lender in its sole discretion.  Agent shall have received evidence reasonably acceptable to it that Revolving Lender shall have advanced to Borrower $50,000,000 pursuant to the Revolving Credit Agreement.

(j)                                     Consummation of Related Transactions.  Agent shall have received fully executed copies of the Related Transactions Documents, each of which shall be in form and substance reasonably satisfactory to Agent and its counsel. The Closing Date Dividend and the other Related Transactions shall have been consummated (or shall be consummated substantially concurrently with the funding of the Loan) in accordance with the terms of the Related Transactions Documents.

(k)                                  Other Documents.  Agent shall have received all information that will allow Agent and Lenders to identify the Loan Parties in accordance with the USA Patriot Act.

Without limiting the generality of the provisions of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund its Loan or any Incremental Term Loan if, as of the date thereof:

(a)                                  Any representation or warranty by any Loan Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect (or untrue or incorrect in any respect if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) as of such date (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date); or

(b)                                 (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to the Loan or any Incremental Term Loan, as applicable, or (ii) a Default shall have occurred and be continuing or would result after giving effect to the Loan or any Incremental Term Loan, as applicable.

The request and acceptance by Borrower of the proceeds of the Loan or any Incremental Term Loan, as applicable,  shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in Sections 4.01 (with respect to the Loan only) and 4.02 have been satisfied and (ii) a reaffirmation by each Loan Party of its guaranty of the Obligations set forth in any Loan Document and of the granting and continuance of Agent’s Liens, on behalf of itself and the other Credit Parties, pursuant to the Security Documents.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Agent and the Lenders that:

5.01                        Organization; Powers.  Each Loan Party and each of its Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or in any foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of such foreign jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified and is licensed, and where applicable, in good standing to do business in each jurisdiction where such qualification is required, except where the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, the current location of its chief executive office and principal place of business, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02                        Authorization.  The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be taken by the Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, in any material respect, (B) the certificate or articles of incorporation or other Organization Documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any Material Contract or Material Indebtedness or right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, other than with respect to the Organization Documents of any Loan Party, where any such conflict, violation, breach or default referred to in clause (i)(A) or (C) or clause (ii) of this Section 5.02(b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Encumbrances.

5.03                        Enforceability.  This Agreement has been duly executed and delivered by each of the Loan Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

5.04                        Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is required for the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) filings which may be required under Environmental Laws, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 5.04.

5.05                        [Reserved].

5.06                        Financial Statements.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated March 31, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Month ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  As of the Closing Date, Schedule 5.06 sets forth all Material Indebtedness of the Loan Parties and their Consolidated Subsidiaries as of such financial statements.

(c)                                  To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base (as defined in the Revolving Credit Agreement), (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries on a Consolidated basis; it being understood and agreed that any Internal Control Event disclosed in connection with preparation for an imminent Specified IPO may be remedied within six (6) months following the date of such Specified IPO.

5.07                        Title to Properties; Possession Under Leases.

(a)                                  Each of the Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Estate and has valid title to its personal property and assets, in each case, except for Permitted Encumbrances and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Encumbrances.

(b)                                 Neither the Loan Parties nor any of their Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Loan Parties’ and their Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. The Loan Parties and each of their Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.08                        Subsidiaries; Equity Interests.  As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) and are free and clear of all Liens except for those created under the Security Documents or those in favor of the Revolving Agents and, as of the Closing Date, are in the amounts listed on Part (a) of Schedule 5.08.  On the Closing Date, except as set forth in Schedule 5.08, there are no outstanding rights to purchase any Equity Interests in any Subsidiary.  As of the Closing Date, Parent and the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.08.  All of the outstanding Equity Interests in Parent and in the Loan Parties have been validly issued, and are fully paid and non-assessable and, solely in the case of the Loan Parties, are owned free and clear of all Liens except for those created under the Security Documents or in favor of the Revolving Agent, which, as of the Closing Date, are in the amounts specified on Part (c) of Schedule 5.08.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a), together with any updates, amendments, or other modifications delivered to the Agent under this Agreement from time to time, are true and correct copies of each such document, each of which is valid and in full force and effect.

5.09                        Litigation; Compliance with Laws.

(a)                                  There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Loan Parties or any of their Subsidiaries or any business, property or rights of any such person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 5.16) which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 To the knowledge of the Borrower, none of the Loan Parties or their of its Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 5.16) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Schedule 5.09 lists all ongoing litigation as of the Closing Date that is material, notwithstanding such matters could not be reasonably expected to have a Material Adverse Effect.

5.10                        Federal Reserve Regulations.

(a)                                  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation U or Regulation X.

5.11                        Investment Company Act.  Neither Parent nor any Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.12                        Use of Proceeds.  Borrower shall utilize the proceeds of the Loan solely for financing the Closing Date Dividend, refinancing certain obligations of Parent, Borrower Holdco and Borrower on the Closing Date, payment of fees, costs and expenses in connection with this Agreement and the Closing Date Dividend and the funding of Borrower’s working capital and for other general corporate purposes.  Borrower’s use of proceeds of the Loans funded on the Closing Date are set forth with more specificity on the funds flow memorandum delivered to Agent on or prior to the Closing Date.

5.13                        Tax Returns.

(a)                                  Each Loan Party has timely filed or caused to be filed all federal, and all material state and local tax returns required to have been filed by it and each such tax return is true and correct in all material respects;

(b)                                 Each Loan Party has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) of this Section 5.13 and all other material Taxes or material general or special assessments and other governmental charges or levies (or made adequate provision (in accordance with GAAP) for the payment of all Taxes, assessments, charges or levies due) with respect to all periods or portions thereof (except for Taxes, assessments, charges or levies that are being contested in good faith by appropriate proceedings in accordance with Section 6.03 and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP); and

(c)                                  There are no material claims being asserted in writing with respect to any Taxes.

5.14                        No Material Misstatements.

(a)                                  All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Parent or any of the Loan Parties, and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Agent in connection with the transactions contemplated hereby, when taken as a whole, heretofore, contemporaneously or hereafter furnished, was, is or will be true and correct in all material respects as of the date such Information was furnished to such person and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)                                 The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Agent in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates, as applicable, were furnished to the Lenders.

5.15                        Employee Benefit Plans.

(a)                                  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each  Plan is in compliance in all respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Parent or any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of the Parent or any Loan Parties or their Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Parent or any of its Subsidiaries to tax or other penalty; (v) none of the Parent nor any of its Subsidiaries or, to the knowledge of the Parent or Borrower, any ERISA Affiliate has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization (within the meaning of Section 4242 of ERISA), terminated, insolvent (within the meaning of Section 4245 of ERISA), or in endangered or in, or reasonably expected to be in, critical status (within the meaning of Section 305 of ERISA); and (vi) none of the Loan Parties, any of their Subsidiaries or, to the knowledge of Parent or the Borrower, any ERISA Affiliate has incurred, and none of the Loan Parties nor any other Subsidiary is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.

(b)                                 Each of Parent and each of its Subsidiaries is in compliance with (i) all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effects.

(c)                                  Within the last five years, no Plans of the Parent or any of its Subsidiaries that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, and, to the knowledge of the Borrower, no Pension Plan of the ERISA Affiliates has been terminated, whether or not in a “standard termination” (as such term is used in Section 404(b)(1) of ERISA), which termination would reasonably be expected to result in liability to the Loan Parties, or any of their Subsidiaries or the ERISA Affiliates (as the case may be) in excess of $1,000,000, and no Pension Plan of Parent or any of its Subsidiaries or, to the knowledge of the Loan Parties, the ERISA Affiliates (determined at any time within the past five years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Loan Parties, any of their Subsidiaries or the ERISA Affiliates that has or would reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending, or to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that could result in liability to the Parent or any of its Subsidiaries.

5.16                        Environmental Matters.  Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Loan Parties and each of their Subsidiaries is in compliance with all Environmental Laws (including having obtained all permits, licenses and other approvals required under any Environmental Law for the operation of its business and being in compliance with the terms of such permits, licenses and other approvals), (b) none of the Loan Parties nor any of their Subsidiaries has received notice of or is subject to any pending, or to Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved, (c) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any Loan Party or any of their Subsidiaries and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Loan Party or any of their Subsidiaries and transported to or Released at any location which, in each case described in this clause (c), would reasonably be expected to result in liability to any Loan Party or any of their Subsidiaries and (d) there are no agreements in which any Loan Party or any of their Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws or Hazardous Materials.

5.17                        Security Documents.

(a)                                  The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement.  Upon such filings and/or the obtaining of “control,” (as defined in the UCC) the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person (except for Permitted Encumbrances referenced in Sections 7.02(d) or (q) solely to the extent such Liens have priority under applicable Law and, if applicable, the Revolver Agent to the extent subject to the Intercreditor Agreement).

(b)                                 When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall each have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person except for Permitted Encumbrances referenced in Sections 7.02(d) or (q) solely to the extent such Liens have priority under applicable Law and, if applicable, the Revolver Agent to the extent subject to the Intercreditor Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

5.18                        Location of Real Estate and Leased Premises.

(a)                                  Schedule 5.18(a) correctly identifies, in all material respects, as of the Closing Date, all Real Estate owned by the Loan Parties. As of the Closing Date, the Loan Parties own in fee all the Real Estate set forth as being owned by them on Schedule 5.18(a).

(b)                                 Schedule 5.18(b) lists correctly, in all material respects, as of the Closing Date, all Real Estate leased by any Loan Party and the addresses thereof. As of the Closing Date, the Loan Parties have valid leases in all the material Real Estate set forth as being leased by them on Schedule 5.18(b).

5.19                        Solvency.  On the Closing Date, after giving effect to the application of the proceeds of all Indebtedness being incurred in connection with the transactions contemplated herein, the Loan Parties, on a consolidated basis, are Solvent.

5.20                        No Material Adverse Effect.  Since December 31, 2011, there has been no change in the financial condition, business, operations, assets or liabilities of Parent or any Loan Party that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.21                        Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 5.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Loan Parties or any of their Subsidiaries.  Each insurance policy listed on Schedule 5.21 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.22                        USA PATRIOT Act; OFAC.

(a)                                  To the extent applicable, each of Parent and each of the Loan Parties is in compliance with the USA PATRIOT Act.

(b)                                 Neither Parent nor any Loan Party nor any of their Subsidiaries is any of the following:

(i)                                     a person that is listed in the annex to, or it otherwise subject to the provisions of the Executive Order;

(ii)                                  a person owned or Controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Loans will be, directly or indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other person for the purpose of financing the activities of any person currently the subject of sanctions administered by OFAC.

5.23                        Intellectual Property; Licenses, Etc.  (a) The Loan Parties own, or possess the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses in all material respects as currently conducted, without conflict with the rights of any other person in any material respect, (b) to the knowledge of the Borrower, neither the Loan Parties nor any of their Subsidiaries nor any intellectual property right, proprietary right, product, process, method, substance, part or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Loan Parties or their Subsidiaries is interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, except as and to the extent set forth on Schedule 5.23, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened which, if adversely decided, could reasonably be expected to have a Material Adverse Effect.

5.24                        Deposit Accounts; Credit Card Arrangements.

(a)                                  Annexed hereto as Schedule 5.24(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)                                 Annexed hereto as Schedule 5.24(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.25                        No Default.  Neither Parent nor any Loan Party or any of their Subsidiaries is in default under any Material Indebtedness.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.26                        Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any of their Subsidiaries thereof pending or, to the knowledge of any Loan Party, threatened. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters, (ii) no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law, (iii) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party, (iv) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, (v) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, (vi) there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, and (vii) the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

ARTICLE VI
AFFIRMATIVE COVENANTS

Each of the Loan Parties covenants and agrees with Agent and each Lender that so long as this Agreement shall remain in effect and until the Obligations (other than Obligations in respect of contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will, and will cause each of their Subsidiaries (other than Unrestricted Subsidiaries) to:

6.01                        Existence; Business and Properties.

(a)                                  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.05 and except, in the case of an Immaterial Subsidiary, an Unrestricted Subsidiary or a Foreign Subsidiary, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)                                 (i) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights with respect thereto necessary to the normal conduct of its business required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

6.02                        Insurance.

(a)                                  Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Agent to be listed as a lenders’ loss payee on property and casualty policies and as an additional insured on liability policies.

(b)                                 In connection with the covenants set forth in this Section 6.02, it is understood and agreed that:

(i)                                     neither the Agent or the Lenders, nor their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) the Loan Parties and their Subsidiaries shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries, to the extent permitted by law, to waive, its right of recovery, if any, against the Agent, the Lenders and their agents and employees;

(ii)                                  the designation of any form, type or amount of insurance coverage by the Agent under this Section 6.02 shall in no event be deemed a representation, warranty or advice by the Agent or the Lenders that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties; and

(c)                                  (A) fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (1) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds in respect of personal property otherwise payable to the Loan Parties and its Subsidiaries under the policies directly to the Agent, and (2) a provision to the effect that none of the Loan Parties, the Agent, the Lenders or any other person shall be a co-insurer; (B) commercial general liability policies shall be endorsed to name the Agent as an additional insured; and (C) business interruption policies shall name the Agent as a loss payee and shall be endorsed or amended to include (1) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, and (2) a provision to the effect that none of the Loan Parties, the Agent, the Lenders or any other party shall be a co-insurer. Each such policy referred to in this Section 6.02(c) shall also provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent. The Borrower shall deliver to the Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor. Notwithstanding the foregoing, it is understood and agreed that no Loan Party shall be required to maintain flood insurance unless any Real Estate is required to be so insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because such Real Estate is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area”.

(d)                                 Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy (whether as a separate policy or as part of the Directors and Officers policy) including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(e)                                  Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

6.03                        Taxes.  Pay and discharge promptly when due all federal and material foreign, state and local Taxes imposed upon it or its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, could reasonably be expected to give rise to a Lien (other than a Permitted Encumbrance permitted under Section 7.02(d)) upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) any affected Loan Party, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (c) such contest effectively suspends collection or the enforcement of any Lien or the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect..

6.04                        Financial Statements, Reports, etc.  Furnish to the Agent:

(a)                                  As soon as available, but in all events within one hundred twenty (120) days after the end of each Fiscal Year (or by May 15, 2013 with respect to the 2012 Fiscal Year), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of, so long as Parent does not own any Subsidiaries other than Borrower Holdco, Parent and its Subsidiaries, and if Parent does own any Subsidiaries other than Borrower Holdco, the Loan Parties, as of the close of such Fiscal Year and the consolidated results of its operations during such Fiscal Year, setting forth in comparative form the corresponding figures for the prior Fiscal Year, and in comparative form the corresponding figures in the budget delivered under Section 6.04(f) for such Fiscal Year (or, with respect to the 2012 and 2013 Fiscal Year, a comparison to the corresponding figures in the budget approved by the Governing Body of Parent for such Fiscal Year (the “2012/2013 Budget”) which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by a Registered Public Accounting Firm and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of any Loan Party as a going concern other than any such qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement or the Revolving Credit Agreement occurring within one year from the time such report is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Loan Parties on a consolidated basis in accordance with GAAP (it being understood that after a Specified IPO the delivery of annual reports on Form 10-K of Parent and its Subsidiaries or the Loan Parties, as required hereunder, shall satisfy the requirements of this Section 6.04(a) to the extent such annual reports include the information specified herein) (the applicable financial statements delivered pursuant to this clause (a) being the “Annual Financial Statements”);

(b)                                 within thirty (30) days following the end of each fiscal month of each Fiscal Year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of, so long as Parent does not own any Subsidiaries other than Borrower Holdco, Parent and its Subsidiaries, and, if Parent does own any Subsidiaries other than Borrower Holdco, the Loan Parties, as of the close of such fiscal month and the consolidated results of its operations during such fiscal month, and, in each case, the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year and compared to the budget delivered under Section 6.04(f) for such Fiscal Year (or, with respect to any Fiscal Month ending in the 2013 Fiscal Year, the corresponding figures in the 2012/2013 Budget), and (ii) management’s discussion and analysis of significant operational and financial developments during such monthly period (provided that following a Specified IPO, such management’s discussion and analysis shall be due within such timeframes and be substantially the same as is delivered to the Governing Body), all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by either the chief financial officer or controller in such person’s capacity as a Responsible Officer of Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries or Loan Parties, as required hereunder, on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (the applicable financial statements delivered pursuant to this clause (b) being the “Monthly Financial Statements”, and, together with the Annual Financial Statements and Monthly Financial Statements, the “Required Financial Statements);

(c)                                  together with the delivery of Monthly Financial Statements delivered for the last month of each Fiscal Quarter, a report providing (i) a comparison of same store sales to sales from the corresponding period in the prior Fiscal Year and (ii) detailed performance information for stores open and operating for less than one year as of the end of such Fiscal Quarter;

(d)                                 together with the delivery of the Required Financial Statements, a properly completed certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit D (each, a “Compliance Certificate”);

(e)                                  promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Agent, other materials filed by Parent, any Loan Party with the SEC, or after a Specified IPO, distributed to its stockholders generally, as applicable; provided that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (e) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(f)                                    within forty-five (45) days after the beginning of each Fiscal Year, a reasonably detailed draft consolidated annual budget for such Fiscal Year, and, within sixty (60) days after the beginning of each Fiscal Year, a reasonably detailed final consolidated annual budget for such Fiscal Year (including a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of each Fiscal Month for the following Fiscal Year, and annual consolidated statements of projected cash flow and projected income and projected Availability on a monthly basis), including a description of underlying assumptions with respect thereto and describing any changes from such preliminary budget delivered to Agent (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Responsible Officer of the Borrower to the effect that the Budget is based on assumptions believed by such Responsible Officer to be reasonable as of the date of delivery thereof;

(g)                                 upon the reasonable request of the Agent (which request shall be made at least fifteen (15) days prior to the date Annual Financial Statements are required to be delivered), concurrently with any delivery of the Annual Financial Statements under paragraph (a) of this Section 6.04, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 6.10(d);

(h)                                 promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any Loan Parties and their Subsidiaries, or compliance with the terms of any Loan Document, in each case, as the Agent may reasonably request (for itself or on behalf of any Lender);

(i)                                     concurrently with such delivery made pursuant to the requirements of the Revolving Credit Agreement, a copy of the most recent Borrowing Base Certificate;

(j)                                     promptly upon request by the Agent (so long as the following are obtainable using commercially reasonable measures), copies of (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan, (ii) the most recent actuarial valuation report for any Pension Plan, and (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Loan Parties or any ERISA Affiliate, concerning an ERISA Event; and

(k)                                  promptly following any request therefor by the Agent (so long as the following are obtainable using commercially reasonable measures), copies of (i) any documents described in Section 101(k)(1) of ERISA that Parent, the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Parent, the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if Parent, any of the Loan Parties or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Parent, the Lead Borrower, such other Subsidiary or such ERISA Affiliate shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

provided that in the event that Parent or a Loan Party is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the other Subsidiaries, such consolidated reporting at a Person’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 6.04 for Borrower Holdco will satisfy the requirements of such paragraphs.

The Loan Parties hereby acknowledge that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.05                        Litigation and Other Notices.

(a)                                  Furnish to the Agent written notice of (or copies of, in the case of any documents referenced below) the following promptly, and in any event within five (5) Business Days, after any Responsible Officer of the Borrower obtains actual knowledge thereof or receipt of such document or notice, as applicable:

(i)                                     any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii)                                  the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent, any Loan Party or any of their Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or result in liabilities to the Loan Parties and their Subsidiaries in excess of $2,500,000;

(iii)                               any other development specific to Parent or any Loan Party that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(iv)                              the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect;

(v)                                 any material change in accounting policies or financial reporting practices by any Loan Party;

(vi)                              any change in any Loan Party’s chief executive officer, chief financial officer, or controller;

(vii)                           copies of all amendments, consent letters, waivers or modifications under or with respect to any Revolving Credit Documents; and

(viii)                        notice of  any claim or action by any Person pending, or to the knowledge of any Loan Party, threatened, against any Loan Party or any of its Subsidiaries with respect to any Intellectual Property that seeks damages in excess of $2,500,000 not otherwise covered by insurance.

(b)                                 Furnish to the Agent and the Term Loan Agent written notice of the following within seven (7) days after any of the chief financial officer, vice president of finance, controller, treasurer, or assistant treasurer obtains actual knowledge thereof:

(i)                                     any default or event of default with respect to Material Indebtedness of any Loan Party;

(ii)                                  the filing of any lien for unpaid Taxes against Parent or any Loan Party in excess of $500,000;

(iii)                               any casualty or other insured damage to any material portion of the collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of imminent domain or by condemnation or similar proceeding;

(iv)                              if any material portion of Collateral is damaged or destroyed;

(v)                                 the filing or asserting of any Lien by customs or revenue authority against any Loan Party in excess of $500,000; and

(vi)                              the failure by any Loan Party to pay rent under any Real Estate Lease.

6.06                        Compliance with Laws.  Comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property that are material to the conduct of the Loan Parties’ business, except in such instances in each case, any material non-compliance (a) is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP (c) no Lien has been filed with respect thereto (except to the extent expressly permitted as a Permitted Encumbrance), and (d) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 6.06 shall not apply to Environmental Laws, which are the subject of Section 6.09, or Taxes, which are the subject of Section 6.03.

6.07                        Maintaining Records; Access to Properties.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Agent (including, without limitation, the Agent or any representatives or independent contractors thereof) or, upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect the financial records (including, without limitation, the corporate, financial and operating records) and the properties of the Borrower or any of their Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and to discuss its affairs, finances and accounts with its Registered Public Accounting Firm, and permit the Agent and the Term Loan Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, the shall be limited to two (2) such visits at the Loan Parties’ expense in any Fiscal Year; provided, further, that when a Default or Event of Default exists the Agent (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

6.08                        Use of Proceeds.  Borrower shall utilize the proceeds of the Loan solely for financing the Closing Date Dividend, refinancing certain obligations of Parent and Borrower on the Closing Date, payment of fees, costs and expenses in connection with this Agreement and the Closing Date Dividend and the funding of Borrower’s working capital and for other general corporate purposes.  Borrower’s use of proceeds of the Loans funded on the Closing Date are set forth with more specificity on the funds flow memorandum delivered to Agent on or prior to the Closing Date.

6.09                        Compliance with Environmental Laws.  (a) Comply, and make reasonable efforts to cause all lessees and other persons occupying its fee-owned Real Estate to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all applicable Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in accordance with Section 6.06, or the failure to comply herewith could not reasonably be expected to have a Material Adverse Effect.

6.10                        Further Assurances; Additional Security

(a)                                  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Agent may reasonably request, all at the expense of the Loan Parties, and provide to the Agent , from time to time upon reasonable request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                                 If any Loan Party directly or indirectly acquires fee-owned Real Estate after the Closing Date that, combined with all other fee-owned Real Estate has an aggregate fair market value of $5,000,000 or more, (i) notify the Agent thereof, (ii) cause all such fee-owned Real Estate to be subjected to a mortgage or deed of trust securing the Obligations, in form and substance reasonably acceptable to the Agent, (iii) obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements (including zoning endorsements where available) and in amounts reasonably acceptable to the Agent (the “Mortgage Policies”), (iv) to the extent necessary to issue the Mortgage Policies, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys, dated no more than 30 days before the date of their delivery to the Agent, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent, (v) provide (1) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (2) notices, in the form required under the flood insurance  Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and, (3) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (A) covers such improved real property, (B) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the flood insurance Laws, whichever is less, (C) naming the Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as are reasonably satisfactory to the Agent, and (D) is otherwise on terms satisfactory to the Agent, and (vi) obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Loan Parties in the states in which such fee-owned Real Estate are located and (vii) take, and cause the applicable Subsidiary to take, such actions as shall be necessary or reasonably requested by the Agent  to perfect such Liens, including actions described in paragraph (a) of this Section 6.10, in each case, at the expense of the Loan Parties.

(c)                                  If any additional Subsidiary of a Loan Party is formed or acquired after the Closing Date (or if an Immaterial Subsidiary or Unrestricted Subsidiary ceases to qualify as such), within five Business Days after the date such Subsidiary is formed or acquired or such entity ceases to qualify as an Immaterial Subsidiary or an Unrestricted Subsidiary, notify the Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such entity ceases to qualify as an Immaterial Subsidiary or an Unrestricted Subsidiary (or such longer period as the Agent shall agree), to the extent such Person does not constitute a CFC or qualify as an Immaterial Subsidiary or Unrestricted Subsidiary, cause the Collateral and Guaranty Requirements to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of a Loan Party as and to the extent required under the Security Documents.

(d)                                 (i) In each case furnish the Agent five (5) Business Days prior written notice of any change in any Loan Party’s (A) corporate or organization name, (B) organizational structure or (C) organizational identification number (or equivalent); provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral for the benefit of the applicable Secured Parties.

6.11                        Cash Management.

(a)                                  On or prior to the Closing Date (or such later date as may be permitted pursuant to Section 6.16):

(i)                                     at the request of the Agent, deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.24(b); and

(ii)                                  enter into a Blocked Account Agreement with each Blocked Account Bank (collectively, the “Blocked Accounts”); and

(iii)                               at the request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.24(a).

Notwithstanding anything herein to the contrary, the provisions of this Section 6.11(a) shall not apply to any deposit account that is acquired by a Loan Party in connection with a Permitted Business Acquisition permitted under this Agreement prior to the date that is forty-five (45) days (or such later date as may be consented to by the Agent, such consent not to be unreasonably withheld, conditioned or delayed) following the date of such Permitted Business Acquisition.

(b)                                 From and after the Closing Date (or such later date as may be permitted pursuant to Section 6.16), the Loan Parties shall ACH or wire transfer no less frequently than once per Business Day (and whether or not there are then any outstanding Obligations) to a Blocked Account all of the following:

(i)                                     all amounts on deposit in each DDA other than accounts created pursuant to clause (e) below (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(ii)                                  all payments due from Credit Card Processors and Credit Card Issuers and proceeds of all credit card charges;

(iii)                               all cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral, but subject to clause (e) below in the case of Term  Priority Collateral);

(iv)                              all proceeds of Accounts; and

(v)                                 subject, in each case, to compliance with the terms of the Intercreditor Agreement and clause (e) below, all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event.

(c)                                  Each Blocked Account Agreement shall require upon notice from the Agent which notice shall be delivered only after the occurrence and during the continuance of an Event of Default the ACH or wire transfer no less frequently than once per Business Day (and whether or not there are then any outstanding Obligations) to an account maintained by the Agent, or, prior to the Discharge of

ABL Obligations (as defined in the Intercreditor Agreement), the Revolving Agents,  (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources (the “Receipts and Collections”), including, without limitation, the following:

(i)                                     the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

(ii)                                  all amounts required to be deposited into the Blocked Accounts pursuant to clause (b) above; and

(iii)                               subject, in each case, to compliance with the terms of the Intercreditor Agreement, any other cash amounts received by any Loan Party from any other source, on account of any type of transaction or event;

provided, however, that the Agent may, in its sole discretion, permit the Loan Parties to have one or more “intermediate” Blocked Account Agreements, whereby such agreements would provide, upon notice from the Agent, the ACH or wire transfer no less frequently than once per Business Day (and whether or not there are then any outstanding Obligations) all Receipts and Collections to another Blocked Account, as opposed to the Concentration Account;

provided, further, that Agent’s receipt of any proceeds of ABL Priority Collateral shall be subject to the terms of the Intercreditor Agreement, if applicable.

(d)                                 The Concentration Account shall at all times be under the sole dominion and control of the Agent.  The Agent shall cause all funds on deposit in the Concentration Account to be applied to the Obligations, which amounts shall be applied to the Obligations in the order proscribed in either Section 2.05(e) or Section 9.04 of this Agreement, as applicable.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations.  In the event that, notwithstanding the provisions of this Section 6.11, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(e)                                  The Loan Parties and their Subsidiaries shall, upon the written request of Agent, establish and thereafter maintain one or more deposit accounts, and enter into Blocked Account Agreements with respect thereto, for the deposit of identifiable proceeds of Term Priority Collateral, and, from and after the establishment of such deposit accounts, cause all identifiable proceeds of Term Priority Collateral to be deposit solely in such accounts promptly upon receipt of such proceeds.  Upon the request of the Agent, after the occurrence and during the continuance of an Event of Default, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f)                                    If the Agent does not require DDA Notifications to be delivered on the Closing Date in accordance with Section 6.11(a) above, then the Loan Parties shall, upon the request of the Agent at any time after the Closing Date, deliver to the Agent copies of DDA Notifications, which have been executed on behalf of the applicable Loan Party and delivered to each depository institution listed on Schedule 5.23(a).

6.12                        Accounting.  At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent, and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or their representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent; provided that a representative of Lead Borrower shall have received a reasonable opportunity to participate in any such discussions with such Registered Public Accounting Firm.

6.13                        Lender Calls.  Following receipt by the Borrower of a request by the Agent, use commercially reasonable efforts to hold an update call (which call shall take place on or prior to the date that is ten Business Days following the receipt of such notice) with a Financial Officer of the Borrower and such other members of senior management of the Borrower as the Borrower deems appropriate (with such other details to be reasonably agreed between the Borrower, the Agent) and the Lenders and their respective representatives and advisors to discuss the state of the Borrower’s business, including, but not limited to, recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any Fiscal Year.

6.14                        Deposit Accounts; Credit Card Processors.  Prior to any Loan Party opening a new DDA, such Loan Party shall have delivered to the Agent appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.11 hereof) and any Blocked Account Agreements consistent with the provisions of Section 6.11, as applicable.  The Loan Parties shall only maintain bank accounts and enter into any agreements with any Credit Card Issuers or Credit Card Processors to the extent expressly contemplated herein or in Section 6.11.

6.15                        Collateral Reports.  Deliver or cause to be delivered the following:

(a)                                  To Agent, at the time of delivery of each of the Required Financial Statements for the last month of any Fiscal Quarter delivered pursuant to Section 6.04(b), a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Loan Party thereof has filed in the prior Fiscal Quarter;

(b)                                 To Agent, such other reports, statements and reconciliations with respect to the Collateral of any or all Loan Parties as Agent shall from time to time reasonably request, including, without limitation, any such reports, statements and reconciliations prepared for the lenders under the Revolving Credit Agreement.

6.16                        Post-Closing Obligations.  In consideration for Agent and Lenders agreeing to fund the Loans hereunder even though the following items required as conditions precedent under Section 4.01 were not satisfied on the Closing Date, the Loans Parties shall deliver, or cause to be delivered, to Agent, or otherwise complete to Agent’s reasonable satisfaction, the items within the time periods designated on Schedule 6.16 (unless such time periods are extended by Administrative Agent pursuant to its written consent).

ARTICLE VII
NEGATIVE COVENANTS

Each of the Loan Parties covenants and agrees with Agent and each Lender that, so long as this Agreement shall remain in effect and until the Obligations (other than Obligations in respect of contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will not, nor will they permit any of their Subsidiaries (other than an Unrestricted Subsidiary) to:

7.01                        Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”):

(a)                                  [Reserved];

(b)                                 Indebtedness created hereunder or under the other Loan Documents;

(c)                                  Indebtedness pursuant to Swap Contracts, which Swap Contracts are with a Lender or Affiliate thereof, provided that such agreements are entered into in the ordinary course of business for the purpose of mitigating risks associated with fluctuations in interest rates and not for purposes of speculation or taking a “market view” and which agreements are approved by the Agent in its reasonable discretion;

(d)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to a Loan Party pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations shall be reimbursed not later than thirty (30) days following such incurrence;

(e)                                  intercompany Indebtedness between or among the Borrower and any Subsidiary of the Borrower to the extent permitted under Section 7.04(b); provided that in the case of Indebtedness owing by the Borrower or any Subsidiary of the Borrower that is a Loan Party to any Subsidiary of the Borrower that is not a Loan Party, such Indebtedness shall be subordinated to the Obligations pursuant to subordination provisions reasonably acceptable to the Agent;

(f)                                    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days after notification is received by the Borrower of its incurrence;

(h)                                 Indebtedness comprised of: (i) Capital Lease Obligations and purchase money indebtedness, in each case assumed in connection with Permitted Business Acquisitions but only if not incurred in anticipation of such Permitted Business Acquisition and to the extent otherwise permitted under Section 7.01(i); (ii) industrial revenue bonds or other tax advantaged financings issued through a

Governmental Authority assumed in any Permitted Business Acquisition; (iii) earnout obligations incurred under any Permitted Business Acquisition, provided that payments with respect to all earnout obligations shall not exceed $3,500,000 in the aggregate in any Fiscal Year, and (iv) unsecured Indebtedness in favor of sellers under Permitted Business Acquisitions, provided that, with respect to any such Indebtedness for which any payments of principal or interest are required to be paid prior to the Maturity Date, (A) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 outstanding at any time and (B) the rate of interest required to be paid in cash on such Indebtedness shall not exceed ten percent (10%) per annum;

(i)                                     Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(j)                                     Indebtedness of Foreign Subsidiaries owing to third parties not including the Loan Parties or any of their Domestic Subsidiaries not exceeding $5,000,000 in the aggregate at any time outstanding;

(k)                                  other unsecured Indebtedness not specified herein which is subordinate to the Obligations on terms acceptable to the Agent; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (k) shall not to exceed $10,000,000 at any time outstanding;

(l)                                     Indebtedness consisting of Revolving Loan Obligations and any Permitted Refinancing thereof in an aggregate principal amount at any time outstanding not to exceed the Maximum ABL Obligations (as defined in the Intercreditor Agreement) then in effect;

(m)                               Guarantees (i) of the Indebtedness of the Borrower described in clause (l) of this Section 7.01 so long as any Liens securing the Guarantee of the Revolving Loan Obligations or Permitted Refinancing thereof, in respect thereof are subject to the Intercreditor Agreement, (ii) of any Indebtedness of the Borrower or its Subsidiaries that are Loan Parties permitted to be incurred under this Agreement, (iii) of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary of the Borrower that is not a Loan Party to the extent permitted by Section 7.04(b), and (iv) by any Subsidiary of the Borrower that is not a Loan Party of Indebtedness of another Subsidiary of the Borrower that is not a Loan Party; provided that Guarantees by the Borrower or its Subsidiaries that are Loan Parties under this clause (m) of any Indebtedness of a Person that is subordinated to other Indebtedness of such Person (including the Obligations) shall be expressly subordinated to the Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n)                                 Indebtedness arising from agreements of a Loan Party providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or Subsidiaries not prohibited by this Agreement;

(o)                                 Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)                                 unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Contracts;

(q)                                 unsecured Indebtedness consisting of obligations under deferred compensation or other similar arrangements in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(r)                                    other unsecured Indebtedness of the Loan Parties and their Subsidiaries of the type not specifically addressed in the other subsections of this 7.01 and not exceeding $5,000,000 in the aggregate at any time outstanding;

(s)                                  Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate amount, together with (i) the amount of Investments then outstanding pursuant to Section 7.04(y) and (ii) all amounts then outstanding pursuant to Section 7.04(b)(y),  not to exceed $5,000,000 at any time outstanding; and

(t)                                    all premium (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) of this Section 7.01.

7.02                        Liens.  Create, incur, assume or permit to exist any Lien on any of its property or assets (including Equity Interests or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Encumbrances”):

(a)                                  Liens existing on the Closing Date or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens and, in each case, set forth on Schedule 7.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of a Loan Party other than (i) after-acquired property that is affixed to or incorporated into the property covered by such Lien and (ii) proceeds and products thereof;

(b)                                 Liens created under the Loan Documents;

(c)                                  [Reserved];

(d)                                 (i) Liens for Taxes that have priority over the Obligations up to $250,000 in the aggregate at any time outstanding, (ii) Liens for Taxes that do not have priority over the Obligations, (iii) assessments or other governmental charges or levies for amounts not yet due (or, solely with respect to real estate and personal property taxes, not yet delinquent), and (iv) Liens that are being contested in compliance with Section 6.03;

(e)                                  Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the affected Loan Party shall have set aside on its books reserves in accordance with GAAP;

(f)                                    (i) pledges, deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges, deposits and other Liens made in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower Holdco or any of its Subsidiaries;

(g)                                 deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Borrower Holdco or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of the business of Borrower Holdco or any of its Subsidiaries;

(h)                                 survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of Real Estate, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of business;

(i)                                     Liens securing Indebtedness permitted by Section 7.01(i) (limited to the assets subject to such Indebtedness);

(j)                                     [Reserved];

(k)                                  Liens securing judgments that do not constitute an Event of Default under Section 9.01(j);

(l)                                     Liens reasonably acceptable to the Agent that are disclosed by the title insurance policies delivered on or subsequent to the Closing Date pursuant to Section 6.10 and any replacement, extension or renewal of any such Lien (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement); provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal;

(m)                               any interest or title of a lessor or sublessor under any leases or subleases entered into by Borrower Holdco or any of its Subsidiaries in the ordinary course of business;

(n)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower Holdco or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower Holdco or any of its Subsidiaries, or (iii) relating to purchase orders and other agreements entered into with customers of Borrower Holdco or any of its Subsidiaries in the ordinary course of business;

(o)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)                                 leases or subleases, non-exclusive licenses or non-exclusive sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of Borrower Holdco and any of  its Subsidiaries, taken as a whole;

(q)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)                                    Liens solely on any cash earnest money deposits made by Borrower Holdco or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)                                  Liens with respect to property or assets of any Subsidiary of the Borrower that is not a Loan Party securing Indebtedness of any Subsidiary of the Borrower that is not a Loan Party permitted under Section 7.01;

(t)                                    Liens securing Indebtedness of a Target existing at the time the Target is acquired pursuant to a Permitted Business Acquisition or Indebtedness assumed by a Loan Party or one of its Subsidiaries in respect of assets acquired by such Person pursuant to a Permitted Business Acquisition; provided that such Indebtedness is permitted under Section 7.01(h), such Liens attach solely to the assets of such Target of such Permitted Business Acquisition or the assets acquired in such Permitted Business Acquisition and are otherwise in compliance with the terms of Section 7.01(h) and such Liens and Indebtedness were not created in contemplation of such Permitted Business Acquisition;

(u)                                 Liens on consigned goods in favor of consignors with respect to consignment agreements entered into in the ordinary course of business;

(v)                                 Liens arising from precautionary Uniform Commercial Code financing statements;

(w)                               Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(x)                                   Liens securing insurance premium financing arrangements so long as such Liens are limited to the applicable unearned insurance premiums;

(y)                                 Liens securing obligations permitted under Section 7.01(l) (including, without limitation, Liens in respect of (i) Bank Products (as defined in the Revolving Credit Agreement) and (ii) obligations under Cash Management Services (as defined in the Revolving Credit Agreement), to the extent such Liens are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the Agent and Lenders in any material respect than the Intercreditor Agreement; and

(z)                                   other Liens not described above securing obligations other than Indebtedness, provided the aggregate outstanding amount of the obligations secured thereby does not exceed $2,500,000.

7.03                        [Reserved].

7.04                        Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(a)                                  [Reserved];

(b)                                 (i) Investments in the Equity Interests of Borrower or any Subsidiary thereof, (ii) intercompany loans between or among the Borrower and any Subsidiary of the Borrower  and (iii) Guarantees of Indebtedness of the Borrower and its Subsidiaries expressly permitted hereunder made in compliance with Section 7.01(m); provided that, in the case of an Investment in a Subsidiary that is not a Loan Party, at the time such Investment is made, no Event of Default shall have occurred and be continuing; provided further, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date in Subsidiaries that are not Loan Parties pursuant to clause (i) plus (B) intercompany loans made after the Closing Date to Subsidiaries that are not Loan Parties pursuant to clause (ii) plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries that are not Loan Parties pursuant to clause (iii) shall not exceed an aggregate net amount equal to (x) in the case where such Subsidiaries that are not Loan Parties are Canadian Subsidiaries, $5,000,000, and (y) in the case of all other such Subsidiaries that are not Loan Parties, $5,000,000;

(c)                                  Cash and Permitted Cash Equivalent Investments and Investments that were Permitted Investments when made;

(d)                                 Investments arising out of the receipt of non-cash consideration for the sale of assets permitted under Section 7.05 and Dispositions permitted under Section 7.05(c);

(e)                                  loans and advances to officers, directors or employees of any Loan Party or any Subsidiary of a Loan Party (i) not to exceed $2,000,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business (solely with respect to services performed for the benefit of the Borrower Holdco and its Subsidiaries) or (iii) in connection with the purchase of Equity Interests of Parent or any direct or indirect holding company of Parent, as applicable, solely to the extent that such loans are non-cash and the amount of such loans and advances shall be substantially concurrently contributed to Borrower Holdco (and immediately contributed to Borrower) in cash as common equity;

(f)                                    any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)                                 Swap Contracts permitted under Section 7.01(c);

(h)                                 Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 7.04;

(i)                                     Investments resulting from pledges and deposits under Section 7.02(a), (f), (g), (k), (q), (r), (t) and (z);

(j)                                     other Investments of the type not specifically addressed in the other subsections of this Section 7.04 in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed $2,500,000 in the aggregate; provided that if any Investment pursuant to this clause (j) is made in any Person that is not a Subsidiary at the date of the making of such Investment and such Person thereafter becomes a Subsidiary pursuant to another Investment, the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 7.04, then any Investment in such Person outstanding under this clause (j) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this clause (j) for so long as such Person continues to be a Subsidiary;

(k)                                  Investments constituting Permitted Business Acquisitions;

(l)                                     intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 7.01(l);

(m)                               Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business and Investments acquired as a result of a foreclosure by Borrower Holdco or any of its Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)                                 Investments of a Domestic Subsidiary of Borrower Holdco acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with, Borrower Holdco or the Borrower or merged into or consolidated or amalgamated with any Domestic Subsidiary of Borrower Holdco after the Closing Date, in each case, (i) to the extent permitted under this Section 7.04, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 7.05, and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o)                                 Investments made to one or more officers or other employees of Borrower Holdco or any Subsidiary of Borrower Holdco in connection with such officer’s or employee’s acquisition of Equity Interests of Parent or any direct or indirect parent holding company of Parent, so long as no cash is actually advanced by Borrower Holdco or its Subsidiaries to such officers or employees in connection with the acquisition of any such Equity Interests;

(p)                                 Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness incurred by the Loan Parties and their Subsidiaries, in each case entered into in the ordinary course of business; provided that such Guarantees by a Loan Party of such obligations of a Person that is not a Loan Party shall not exceed $1,000,000 in the aggregate at any time outstanding;

(q)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business consistent with past practices;

(r)                                    additional Investments to the extent that payment for such Investments is made solely with Equity Interests of Parent, so long as (i) no Event of Default then exists, nor would any Default or Event of Default arise as a result of such Investment, and (ii) such Investment (1) would not otherwise be prohibited under clause (c) of this Section, and (2) to the extent an Acquisition, would otherwise comply with the requirements in clauses (c) (other than the requirement set forth in clause (c)(3)) and (e) of the definition of Permitted Business Acquisition;

(s)                                  Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 7.06;

(t)                                    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u)                                 Guarantees permitted under Section 7.01 (except to the extent such Guarantee is expressly subject to Section 7.04);

(v)                                 advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrower Holdco or any of its Subsidiaries;

(w)                               Investments consisting of non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other persons;

(x)                                   purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business for the purpose of speculating therewith, to the extent such purchases and acquisitions constitute Investments; and

(y)                                 Investments in joint ventures, in the aggregate at any time outstanding, together with the (i) amount of Indebtedness then outstanding pursuant to Section 7.01(s) and (ii) all amounts then outstanding pursuant to this Section 7.04(b)(y), not to exceed $5,000,000.

7.05                        Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with, any other person, or permit any other person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any other person, except that this Section 7.05 shall not prohibit the following (collectively, “Permitted Dispositions”):

(a)                                  (i) the purchase and sale of inventory in the ordinary course of business, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (iv) the Disposition of Permitted Investments;

(b)                                 if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into (or with) the Borrower in a transaction in which the  Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into or with any other Subsidiary of the Borrower that is a Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary of the Borrower that is a Loan Party and, in the case of each of clauses (i) and (ii), no Person other than the Loan Parties receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary of the Borrower that is not a Loan Party into or with any other Subsidiary of the Borrower that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Loan Parties and is not materially disadvantageous to the Lenders or (v) the merger, consolidation or amalgamation of any Subsidiary with or into any other Person in order to effect an Investment permitted under Section 7.04 so long as the continuing or surviving person shall be a Loan Party if the merging, consolidating or amalgamating

Subsidiary was a Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 6.10;

(c)                                  sales, transfers, leases or other Dispositions to Borrower or any of its Subsidiaries (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party (including, without limitation, a Foreign Subsidiary) in reliance on this clause (c) shall be made in compliance with Section 7.07 and the aggregate gross proceeds (including non-cash proceeds) of any and all assets sold, leased, transferred or leased shall not in the aggregate exceed, together with the aggregate gross proceeds of any or all assets sold, transferred or disposed of in reliance on clause (g) of this Section 7.05, in any Fiscal Year, $2,500,000;

(d)                                 [Reserved];

(e)                                  Investments permitted by Section 7.04, Permitted Encumbrances and Restricted Payments permitted by Section 7.06;

(f)                                    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)                                 sales, transfers or other Dispositions of assets not otherwise permitted by this Section 7.05 (or required to be included in this clause (g) pursuant to Section 7.05(c)) (other than bulk sales or other Dispositions of the Inventory of the Loan Parties not in the ordinary course of business in connection with Store closures); provided that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) in any Fiscal Year, together with the aggregate gross proceeds of any and all assets sold, transferred or disposed of, to Subsidiaries that are not Loan Parties in reliance on clause (c) of this Section 7.05, shall not exceed $2,000,000, and no Event of Default shall have occurred and be continuing or would result therefrom;

(h)                                 Permitted Business Acquisitions;

(i)                                     leases, non-exclusive licenses, or non-exclusive subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)                                     trade-ins and exchanges of Equipment with third parties conducted in the ordinary course of business to the extent substantially comparable (or better) Equipment useful in the operation of the business of any Loan Party is obtained in exchange therefor;

(k)                                  bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length; provided, that such Store closures and related Inventory Dispositions shall not exceed (i) in any Fiscal Year, 5% of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, 10% of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings); provided, further that all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent.

7.06                        Restricted Payments.  Declare, pay, or otherwise make any Restricted Payments, directly or indirectly, except the following:

(a)                                  Restricted Payments to Borrower or any of its Subsidiaries (or, in the case of non-wholly owned Subsidiaries, to Borrower and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not Borrower or a Subsidiary of Borrower is permitted under Section 7.04);

(b)                                 Restricted Payments to permit Parent, directly or indirectly, to (i) pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), (ii) pay fees and expenses related to any public offering or private placement of debt or equity securities of Parent whether or not consummated or any Investment permitted hereunder, (iii) pay franchise taxes and other fees, taxes and expenses in connection with Parent’s ownership of any Subsidiary or the maintenance of its legal existence, or (iv) make payments permitted by Section 7.07 (other than Section 7.07(g)), or (v) pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, full time employees of Parent, in each case, in order to permit such Parent to make such payments up to $500,000 during the term of this Agreement;

(c)                                  Restricted Payments to Parent if it files a consolidated U.S. federal or combined unitary or similar state or local tax return that includes Borrower Holdco and its Subsidiaries (or the taxable income thereof), in each case, in an amount not to exceed the amount that Borrower Holdco and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such Fiscal Year if Borrower Holdco and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(d)                                 Restricted Payments to Parent, the proceeds of which are used, directly or indirectly, to purchase or redeem, the Equity Interests of Parent (including related stock appreciation rights or similar securities) held by then present or former directors, officers or employees of Parent or any of its Domestic Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (d) shall not exceed (i) $2,500,000 in any Fiscal Year (with any unused amounts in any Fiscal Year being carried over to the immediately succeeding Fiscal Year) plus (ii) the amount of Net Proceeds contributed to Borrower Holdco or the Borrower that were received by any Parent during such Fiscal Year from sales of Equity Interests of Parent to directors, officers or employees of Parent or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements; plus (iii) the amount of net proceeds of any key man life insurance policies received in cash by the Lead Borrower during such Fiscal Year, provided, further, that cancellation of Indebtedness owing to Borrower Holdco, the Borrower or any of its Subsidiaries from members of management of Parent or any of its Domestic Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06;

(e)                                  non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)                                    [Reserved];

(g)                                 the Closing Date Dividend;

(h)                                 Restricted Payments in an aggregate amount not to exceed $250,000 during any Fiscal Year to allow Parent to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(i)                                     [Reserved]; and

(j)                                     so long as no Event of Default has occurred and is continuing, Restricted Payments not to exceed $750,000 in the aggregate for all such payments in in any Fiscal Year to pay (i) monitoring, consulting, management, transaction, advisory, termination or similar fees payable to any Permitted Holder or any of their respective Affiliates (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived but only to the extent no Event of Default would occur on a pro forma basis after giving effect to such payment; provided that such accrued amounts shall be subordinated in respect of the Obligations on terms reasonably satisfactory to the Agent and (ii) indemnities, reimbursements and reasonable and documented out of pocket fees and expenses of Permitted Holders or any of their respective Affiliates in connection therewith.

7.07                        Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) not otherwise prohibited under this Agreement or any other Loan Document and (ii) upon terms no less favorable to Borrower Holdco, the Borrower or their respective Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate, except that this Section 7.07 shall not prohibit:

(a)                                  any issuance of securities, or other payments, awards or grants which do not require or provide a cash payment therewith, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors (or the compensation committee thereof) of Parent;

(b)                                 loans or advances to employees of the Borrower or any of its Domestic Subsidiaries in accordance with Section 7.04(e);

(c)                                  transactions between or among the Borrower and any other Loan Party or any entity that becomes a Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which a Loan Party is the surviving entity) so long as such transaction is not prohibited by any other term of this Agreement;

(d)                                 the payment of fees, reasonable out-of-pocket costs and indemnities to directors or officers of Parent or any of its Domestic Subsidiaries in the ordinary course of business (limited, in the case of Parent, to the portion of such fees and expenses that are allocable to Borrower Holdco and its Subsidiaries (which shall be 100% for so long as Parent owns no assets other than the Equity Interests in the Subsidiaries and assets incidental to the ownership of Borrower Holdco and its Subsidiaries));

(e)                                  [Reserved];

(f)                                    Restricted Payments permitted under Section 7.06, including payments to any direct or indirect parent holding company of Parent;

(g)                                 any purchase of the Equity Interests of any wholly owned Subsidiary; provided that any Equity Interests of any wholly owned Subsidiary purchased by any Loan Party shall be pledged to the Agent on behalf of the Lenders pursuant to the Security Documents;

(h)                                 [Reserved];

(i)                                     [Reserved];

(j)                                     transactions with wholly-owned Domestic Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(k)                                  [Reserved];

(l)                                     transactions with wholly-owned Foreign Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business on market, arms-length terms;

(m)                               the issuance, sale or transfer of Equity Interests of Borrower Holdco or the  Borrower to Parent and capital contributions by Parent to Borrower Holdco or the Borrower;

(n)                                 [Reserved];

(o)                                 payments pursuant to tax sharing agreements among Borrower Holdco and any of its Domestic Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;

(p)                                 payments or loans (or cancellation of loans) to employees or transactions with employees, officers, or directors otherwise permitted under this Agreement but prohibited solely due to this Section 7.07 that are (i) approved by a majority of the Disinterested Directors of Parent, Borrower Holdco or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement; and

(q)                                 transactions permitted by, and complying with, the provisions of Section 7.04(b) and Section 7.05(b).

7.08                        Business of Borrower Holdco and its Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any Loan Party on the Closing Date and any similar, corollary, related, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

7.09                        Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(a)                                  (i) Amend or modify in any manner materially adverse to the Lenders or the Agent, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the Organization Documents of the Parent or any of its Subsidiaries or (ii) amend or modify the Revolving Credit Documents in any manner prohibited by the Intercreditor Agreement.

(b)                                 Make, or agree or offer in writing to pay or make, directly or indirectly, (i) any payment or other distribution in cash in respect of any Junior Indebtedness or (ii) any payment or other distribution (whether in cash, securities or other property) in respect of any Revolving Loan Obligations, including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Revolving Loan Obligations, except for (A) any Permitted Refinancing in respect thereof, (B) payment with respect to the Existing Indebtedness on or about the Closing Date; (C) to the extent made in compliance with the subordination terms applicable thereto, payments of regularly scheduled principal and interest, mandatory offers to repay, mandatory prepayments of principal, premium and interest and payments of fees, expenses and indemnification obligations with respect to any Junior Indebtedness (or any Permitted Refinancing in respect thereof), (D) payments or distributions in respect of all or any portion of any Junior Indebtedness (or any Permitted Refinancing in respect thereof) with the proceeds contributed directly or indirectly to Borrower Holdco or the Borrower by Parent from the issuance, sale or exchange by Parent of Equity Interests made within 6 months prior thereto, (E) the conversion of any Junior Indebtedness (or any Permitted Refinancing in respect thereof) to Equity Interests of Parent, (F) so long as no Event of Default has occurred and is continuing, any payment that is intended to prevent any Junior Indebtedness (or any Permitted Refinancing thereof) from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, (G) regularly scheduled payments required by the terms of the Revolving Credit Documents (including pursuant to Section 2.07(c) thereof) as in effect on the date hereof and mandatory prepayments required pursuant to Section 2.05(c) and 2.05(d) of the Revolving Credit Agreement as in effect on the date hereof or, to the extent made with the proceeds of a capital contribution in Borrower Holdco, payments on account of a “Cure Right” exercised under the Revolving Credit Agreement as in effect on the date hereof, and (H) voluntary prepayments of the Revolving Loan Obligations so long as same are not made with the proceeds of Term Priority Collateral that are required to be used to make a mandatory prepayment of the Obligations.

(c)                                  (i) Upon the occurrence and during the continuance of an Event of Default,  incur additional term loans, or increase the amount of revolving loan commitments, under the Revolving Credit Agreement, whether pursuant to an exercise of rights under Section 2.15 thereof or otherwise or (ii) otherwise incur additional term loans or increase the amount of revolving loan commitments under the Revolving Credit Agreement, unless any such incurrence or increase is consummated in compliance with the terms of the Revolving Credit Agreement (including, without limitation, Section 2.15 thereof) as in effect on the date hereof.

(d)                                 Enter into any amendment or modification of the Revolving Credit Agreement if the effect thereof would be to increase  the advance rates applicable to any of the relevant borrowing base provisions of the Revolving Credit Agreement.

(e)                                  Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Borrower Holdco or any of its Subsidiaries that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Borrower Holdco or such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)                                     restrictions imposed by applicable law;

(ii)                                  contractual encumbrances or restrictions under (x) the Revolving Credit Documents, (y) any Indebtedness permitted under Section 7.01(b) or (z) Indebtedness secured by a Lien permitted under Section 7.02(t) or 7.02(z);

(iii)                               any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or Disposition;

(iv)                              customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(v)                                 any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)                              any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 7.01(h), (i), (k), (m), (q) or (m) to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained herein;

(vii)                           customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(viii)                        customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(ix)                                customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x)                                   customary restrictions and conditions contained in any agreement relating to the sale, transfer or other Disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other Disposition;

(xi)                                customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Encumbrance and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.09;

(xii)                             customary net worth provisions contained in Real Estate leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Subsidiaries to meet their ongoing obligations;

(xiii)                          any agreement in effect at the time any person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(xiv)                         restrictions in agreements representing Indebtedness permitted under Section 7.01 of a Subsidiary of Borrower Holdco that is not a Loan Party;

(xv)                            customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(xvi)                         restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(xvii)                      any encumbrances or restrictions of the type referred to in Sections 7.09(e) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) above so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to or such Lien, dividend and other payment restrictions than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.10                        Financial Performance Covenant.  The Loan Parties and their Subsidiaries shall have on a Consolidated basis as of the end of each Fiscal Quarter, a Total Net Leverage Ratio (calculated in accordance with GAAP consistently applied) for the four Fiscal Quarters then ended, of not more than the following with respect to the Fiscal Quarter set forth opposite each such ratio below:

Fiscal Quarter	Maximum Ratio

Fiscal Quarter ending December 26, 2013	5.00 to 1.00

Fiscal Quarter ending March 27, 2014	5.00 to 1.00
Fiscal Quarter ending June 26, 2014	4.75 to 1.00
Fiscal Quarter ending September 25, 2014	4.50 to 1.00
Fiscal Quarter ending December 25, 2014	4.25 to 1.00

Fiscal Quarter ending March 26, 2015and
each Fiscal Quarter thereafter	4.00 to 1.00

Notwithstanding anything to the contrary contained herein, this Section 7.10 shall cease to have any force or effect on and after the date, if any, that a Specified IPO has been consummated if a Responsible Officer of the Borrower has certified in writing to Agent (and provided the supporting calculations in connection therewith) that the Total Net Leverage Ratio, calculated on a pro forma basis immediately after giving effect to such Specified IPO and the use of the proceeds thereof and any related transactions (using Consolidated Total Net Debt calculated as of the date of consummation of such Specified IPO and after giving effect thereto and the use of the proceeds thereof and any related transactions, and using Adjusted EBITDA calculated for the twelve (12) month period ending on the last day of the most recent Fiscal Month for which Borrower has delivered to Agent and Lenders Financial Statements pursuant to Section 6.04(c)), does not exceed 3.00 to 1.00.

7.11                        Fiscal Year.  Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

ARTICLE VIII
BORROWER HOLDCO COVENANT

Borrower Holdco covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until all Obligations (other than Obligations in respect of contingent indemnification and reimbursement obligations that are not yet due and payable for which no claim has been asserted)

have been paid in full, unless the Required Lenders shall otherwise consent in writing, (a) Borrower Holdco will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Sections 7.02(d), (e) or (k)) on any of the Equity Interests issued by Borrower Holdco other than the Liens created under the Loan Documents, the Revolving Loan Documents and any Permitted Refinancing thereof, (b) Borrower Holdco shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Event of Default exists or would result therefrom, Borrower Holdco may merge with any other person so long as after giving effect thereto, the surviving entity will be an entity organized under the laws of any state of the United States of America or the District of Columbia, shall become a Guarantor of the Obligations, will pledge 100% of the Equity Interests of Borrower to Agent and will otherwise assume all obligations of Borrower Holdco under the Loan Documents (and in connection therewith, Agent may request the documents described in Section 6.10 if such new entity was a Subsidiary Guarantor), (c) Borrower Holdco will otherwise maintain its passive holding company status; provided that notwithstanding the foregoing, but subject to the terms of Article VII hereof, Borrower Holdco shall be permitted to be a borrower or issuer of any Indebtedness permitted under this Agreement, a Loan Party of any Indebtedness permitted under this Agreement, grant liens in connection with the foregoing except as prevented by clause (a) above, and take all other actions permitted or required under the Loan Documents, the Revolving Loan Documents (or documents evidencing any Permitted Refinancing thereof), the making of Restricted Payments to the extent such Restricted Payments are permitted to be made to it under Section 7.06, and other activities incidental to compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to employees; provided, further, that notwithstanding the foregoing or any other restriction in this Agreement, Borrower Holdco may liquidate, wind up or dissolve itself, in connection with a restructuring whereby a newly formed wholly owned Domestic Subsidiary of Parent will directly own 100% of the Equity Interests of the Borrower, will become a Guarantor of the Obligations, will pledge 100% of the Equity Interests of Borrower to Agent and will otherwise assume all obligations of Borrower Holdco under the Loan Documents (and in connection therewith, Agent may request the documents described in Section 6.10 if such new entity was a Subsidiary Guarantor).

ARTICLE IX
EVENTS OF DEFAULT

9.01                        Events of Default.  Each of the following shall constitute an “Event of Default”:

(a)                                  any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)                                 default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in clause (b) of this Section 9.01) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)                                 default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in (i) Section 6.01(a) (solely with respect to the Borrower), 6.07, 6.08, 6.11 or in Article VII or Article VIII or (ii) Section 6.02, 6.04(a), 6.04(b) or

6.04(d) (to the extent relating to the Compliance Certificate) or 6.05(a) and such default shall continue unremedied for a period of ten days following notice thereof from the Agent to the Borrower;

(e)                                  default shall be made in the due observance or performance by Parent, the Borrower or any other Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) of this Section 9.01) (in each case solely to the extent applicable to such Person) and such default shall continue unremedied for a period of thirty (30) days to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Agent to the Borrower;

(f)                                    (i) any event or condition shall occur that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any of its Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that any waiver of defaults or events of default under the Revolving Credit Documents by the lenders thereunder shall constitute a waiver of the Event of Default under this Agreement with respect to the Event of Default arising hereunder solely as a result of the cross default under this Section 9.01(f);

(g)                                 a Change in Control shall have occurred;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, any Loan Party or any of their Subsidiaries, or of a substantial part of the property or assets of Parent, any Loan Party or any of their Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Loan Party or any of their Subsidiaries or for a substantial part of the property or assets of Parent, the Borrower, any Loan Party or any other Subsidiary or (iii) the winding up or liquidation of Parent, any Loan Party or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Parent, any Loan Party or any of their Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Loan Party or any of their Subsidiaries or for a substantial part of the property or assets of Parent, any Loan Party or any of their Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                     any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance (other than the applicable customary deductibles or copayments) as to which the surety or insurer, as the case may be, has the financial ability to perform and has not contested payment in writing) in excess of $2,500,000 shall be entered or filed against the Borrower or any other Loan Party or any Subsidiary of a Loan Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of ninety (90) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder;

(k)                                  (i) a trustee shall be appointed by a United States district court to administer any Pension Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Pension Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Pension Plan or Multiemployer Plan, (iv) Parent or any of the Loan Parties or any of their Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), is being terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 305 of ERISA) or (v) Parent or any of the Loan Parties or any of their Subsidiaries shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan (other than any “prohibited transaction” for which a statutory or administrative exemption is available) and, in each case, with respect to clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect or result in liabilities to the Loan Parties and their Subsidiaries in excess of $5,000,000;

(l)                                     (i) any material provision of any Loan Document shall cease to be, or be asserted in writing by Parent or any Loan Party or any of their Subsidiaries not to be, for any reason, to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to the Loan Parties or any of their Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, or from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take the actions described on Section 5.04 and except to the extent that such loss is covered by a lender’s title insurance policy and th3 Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Parent or any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m)                               except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business;

(n)                                 (i) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the

Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(o)                                 there shall occur (i) any uninsured damage to, theft or destruction of, any Collateral or other assets or properties of the Loan Parties having an aggregate fair market value in excess of $7,500,000 unless at such time, Availability (as defined in the Revolving Credit Agreement) minus the aggregate fair market value of the Collateral subject to such damage, theft or destruction is greater than fifteen (15%) of the Loan Cap (as defined in the Revolving Credit Agreement), or (ii) damage, theft or destruction of any Collateral or other assets or properties of the Loan Parties that has had or could reasonably be expected to have a Material Adverse Effect;

then, (i) in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 9.01), and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (B) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity and (ii) in any event with respect to the Borrower described in clause (h) or (i) of this Section 9.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Solely for the purposes of determining whether an Event of Default has occurred under Section 9.01(h), or (i) any reference in any such Section to any Subsidiary shall be deemed not to include any Immaterial Subsidiary, and, for purposes of determining whether an Event of Default has occurred under Section 9.01(k), an Unrestricted Subsidiary will be deemed to be a Subsidiary.

9.02                        Right to Cure.

In the event that the Loan Parties fail to comply with any financial covenant contained in Section 7.10 (a “Financial Covenant Default”), Borrower shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure”):

(a)                                  In the event Borrower desires to cure a Financial Covenant Default, Borrower shall deliver to the Agent irrevocable written notice of its intent to cure (a “Cure Notice”) at any time during the period commencing on the date that the Monthly Financial Statements  and corresponding Compliance Certificate as of and for the period ending on the last day of the Fiscal Quarter as of which such Financial Covenant Default occurred (the “Testing Dates”) are delivered to Agent and Lenders and ending on the fifth (5th) Business Day after Agent’s and Lenders’ receipt of such Monthly Financial Statements and Compliance Certificate.  The Cure Notice shall set forth the calculation of the applicable Financial Covenant Cure Amount (as hereinafter defined).

(b)                                 In the event Borrower delivers a Cure Notice, a capital contribution shall be made to Borrower Holdco in an amount equal to the Financial Covenant Cure Amount at any time during the period commencing on the date of Agent’s receipt of such Cure Notice and ending on the tenth (10th) Business Day following the date on which the relevant Monthly Financial Statements and Compliance Certificate were required to be delivered to Agent and the Lenders (such tenth (10th) Business Day, the “Required Contribution Date”).  The proceeds of such capital contribution equal to the Financial Covenant Cure Amount shall be immediately contributed by Borrower Holdco to the capital of Borrower and used by Borrower to make a mandatory prepayment of the Loans and other Obligations in the amount of such proceeds (applied to the Loans and other Obligations in accordance with the mandatory prepayment waterfall set forth in Section 2.05(c)); provided that if the Borrower is simultaneously exercising its “Cure Right” under the Revolving Credit Agreement as in effect on the date hereof, the proceeds of such capital contribution in an amount equal to the “Cure Amount” (as defined in the Revolving Credit Agreement as in effect on the date hereof) may first be used by the Borrower to prepay the Revolving Loan Obligations as required pursuant to Section 8.02 of the Revolving Credit Agreement as in effect on the date hereof and such payment shall not affect the effectiveness of the Equity Cure hereunder.  The “Financial Covenant Cure Amount” shall be the amount which if added to the amount of Adjusted EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with Section 7.10 as of such Testing Date.

(c)                                  The Equity Cure may not be exercised (i) more than twice in any four (4) consecutive Fiscal Quarter period or (ii) more than five (5) times prior to the Termination Date.

(d)                                 Upon timely receipt by Borrower in cash of the appropriate Financial Covenant Cure Amount, if and to the extent after giving effect to the following clause (e) the applicable Financial Covenant Default would no longer exist on a pro forma basis, the applicable Financial Covenant Default shall be deemed cured.

(e)                                  The Equity Cure and the effects thereof on Adjusted EBITDA and the Total Net Leverage Ratio will be disregarded for all other purposes under the Loan Documents, including, without limitation, for purposes of calculating Total Net Leverage Ratio as a threshold for permitted exceptions to various affirmative and negative covenants and for purposes of determining the applicable step-downs in the Excess Cash Flow prepayment percentage pursuant to Section 2.05(b)(iii); provided that for purposes of determining compliance with Section 7.10, (i) the Financial Covenant Cure Amount shall be deemed added to Adjusted EBITDA for the Fiscal Quarter ending as of the applicable Testing Date and any subsequent measurement period that includes such Fiscal Quarter and (ii) the reduction in the outstanding principal balance of Loans due to the application of the proceeds of an Equity Cure pursuant to Section 2.05(c) shall not be taken into account for purposes of determining compliance with Section 7.10 for the measurement period ending on the applicable Testing Date and the next three (3) measurement periods.

So long as the Borrower is entitled to exercise an Equity Cure pursuant to the foregoing terms and provisions of this Section 9.02, from the effective date of delivery of a Cure Notice until the earlier to occur of the Required Contribution Date and the date on which Agent is notified that the required contribution will not be made, neither Agent nor any Lender shall impose default interest, accelerate the Obligations or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default in respect of which the Cure Notice was delivered; provided until timely receipt of the Financial Covenant Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, Article VII hereof and any term or provision of any Loan Document which prohibits any action to be taken by a Loan Party or any of its Subsidiaries during the existence of an Event of

Default; provided, further, that notwithstanding the foregoing, upon a deemed cure pursuant to Section 9.02(d), the requirements of the applicable financial covenant shall be deemed to have been satisfied as of the applicable Testing Date with the same effect as though there had been no Financial Covenant Default at such date or thereafter.

9.03                        Remedies Upon Events of Default.

(a)                                  If any Event of Default shall have occurred and be continuing, Agent may, and at the written request of the Required Lenders shall, with or without notice, (i)  declare all or any portion of the Obligations, including all or any portion of the Loan, to be forthwith due and payable (together with any applicable premium to the extent required to be paid under Section 2.05(e) and LIBO Rate funding breakage costs as required under the terms of this Agreement), all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; and (ii) exercise any rights and remedies provided to Agent under any Loan Document and/or pursuant to any applicable Laws or in equity, including all remedies provided under the UC; provided, however, that upon the occurrence of an Event of Default specified in Section 9.01(h) or Section 7.01(h), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.  Subject to any express cure rights provided for in Section 9.02, once an Event of Default occurs, such Event of Default shall remain in existence and be continuing unless waived in writing by the applicable Lenders in accordance with Section 11.01.  No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

(b)                                 Each Loan Party and each Lender hereby irrevocable authorizes Agent, based upon the written instruction of the Required Lenders, to bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, (ii) under the provisions of the Bankruptcy Code of the United States, including Sections 363, 365 and/or 1129 thereof, or (iii) conducted by Agent (whether by judicial action or otherwise, including a foreclosure sale) in accordance with applicable Law (clauses (i), (ii) and (iii), a “Collateral Sale”); and in connection with any Collateral Sale, Agent my accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of Agent and Agent may offset all or any portion of the Obligations against the purchase price of such Collateral.

9.04                        Application of Funds.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Agent and Lenders on the other, that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.  The parties hereto hereby agree that Agent shall have the right to direct or re-direct payments as required to comply with or otherwise be consistent with the terms of the Intercreditor Agreement.

(b)                                 Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.  In the absence of any specific election made by

Agent pursuant to this clause (b), or if directed in writing by Required Lenders, payments and proceeds received by Agent pursuant to this clause (b) shall be applied in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations; sixth, to the principal amount of all other Obligations then due and owing; seventh, to all other outstanding Obligations (other than those described in clause eighth below); and eighth, to provide cash collateral to secure any contingent Obligations.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); sixth, ratably to the principal amount of all other Obligations outstanding; and  seventh, to all other outstanding Obligations and contingent Obligations.

(d)                                 Any balance remaining after giving effect to the applications set forth in this Section 9.04 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out any of the applications set forth in this Section 9.04, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

ARTICLE X
THE AGENT

10.01                 Appointment of Agent.  GC Cap is hereby appointed to act on behalf of the Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 10.01 are solely for the benefit of the Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person.  Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Neither Agent nor any of its Affiliates nor any of its officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

If Agent shall request instructions from Required Lenders or all affected Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Required Lenders or all affected Lenders, as the case may be, and Agent shall incur no liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document for any reason.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders or all affected Lenders, as applicable.

10.02                 Rights as a Lender.  With respect to its Term Commitments and its Loan hereunder, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity (to the extent it holds any Obligations owing to the Lenders or Term Commitments hereunder).  Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Agent was not Agent and without any duty to account therefor to Lenders.  Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.03                 Exculpatory Provisions.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limitation of the generality of the foregoing, Agent:  (a) may treat the payee of any Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

10.04                 No Liability to Fund; Return of Payments.

(a)                                  Nothing in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(b)                                 If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received thereby, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.  If Agent determines at any time that any amount received thereby under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

10.05                 Delegation of Duties.  The Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent , and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

10.06                 Resignation of Agent.  Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent’s giving notice of resignation, then the Agent may, on behalf of Lenders, appoint a successor Agent, which shall be (x) a Lender, if a Lender is willing to accept such appointment, or (y) otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000, and in the case of clause (y), which successor Agent shall (unless an Event of Default shall have occurred and be continuing) be subject to the approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Required Lenders or Agent hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default shall have occurred and be continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor gent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity, expense reimbursement or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

10.07                 Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

10.08                 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Bookrunner, Arrangers and Syndication Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent or a Lender.

10.09                 Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent and the other Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Section 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel, and any other amounts due the Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10                 Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 11.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h) or (i); and

(c)                                  to release any Guarantor from its obligations under the Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security Documents pursuant to this Section 10.10.  In each case as specified in this Section 10.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

10.11                 Notice of Transfer.  The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 11.06.

10.12                 Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)                                  [Reserved];

(b)                                 is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)                                  expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)                                 expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)                                  agrees to keep all Reports confidential in accordance with the provisions of Section 11.07 hereof; and

(f)                                    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loan that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other

Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.13                 Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

10.14                 Indemnification of Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders agree to indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by the Loan Parties.

10.15                 Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

10.16                 Defaulting Lenders.

(a)                                  If for any reason any Lender shall become a Defaulting Lender and such failure is not cured within three (3) Business Day after receipt from the Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties, or any other party at law or in equity (and not at limitation thereof): (i) any such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) any such Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations.  Such Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.08(b) hereof from the date when originally due until the date upon which any such amounts are actually paid, or otherwise cure such default or other cause of such Lender becoming a Defaulting Lender.

(b)                                 Each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE XI
MISCELLANEOUS

11.01                 Complete Agreement; Modification of Agreement; Amendments and Waivers.

(a)                                  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Sections 11.01(b) and (c) below.  Any letter of interest, commitment letter, fee letter (other than the Fee Letter) and/or confidentiality agreement between any Loan Party and Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

(b)                                 Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom (any of the foregoing, a “Loan Modification”), shall in any event be effective unless the same shall be in writing and signed by Borrower and by Required Lenders, or all directly affected Lenders, as applicable; provided, however, that notwithstanding anything to the contrary contained herein or in any other Loan Document, the Fee Letter shall be amended or otherwise modified solely by the parties thereto and no consent of any other Person shall be required in connection therewith.  Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.

(c)                                  No Loan Modification shall, unless in writing and signed by Required Lenders and each Lender directly affected thereby, do any of the following:  (i) increase the principal amount of any Lender’s Term Commitment (which action shall be deemed to directly affect only those Lenders whose Term Commitments are increased); (ii) reduce the principal of, rate of interest on (other than reducing or waiving Default Interest) or fees payable with respect to the Loan of any directly affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of the Loan of any directly affected Lender (it being agreed that payments pursuant to Section 2.05 are not “scheduled”); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any directly affected Lender; (v) release all or substantially all of the value of the guarantees of the Obligations provided by the Guarantors or, except as otherwise permitted herein or in the other Loan Documents, release (or permit the Loan Parties to sell or otherwise dispose of) all or substantially all of the Collateral (which actions described in this clause (v) shall be deemed to directly affect all Lenders); (vi) change the percentage of the Term Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.01 or the definition of the term “Required Lenders” insofar as such definition affects the substance of this Section 11.01 (which actions described in this clause (vii) shall be deemed to directly affect all Lenders).  Furthermore, no Loan Modification affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action.  Notwithstanding the foregoing provisions of this Section 11.01, any Loan Modification to cure any ambiguity, omission, defect or inconsistency in any Loan Document shall only require the consent of Agent and Borrower.  Each Loan

Modification shall be effective only in the specific instance and for the specific purpose for which it was given.  No Loan Modification shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances.  Any Loan Modification effected in accordance with this Section 11.01 shall be binding upon each current and future Lender.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Loan Parties to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02, and if to Agent, to the address set forth on its signature page to this Agreement; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire;

provided (i) in the case of the Agent, with a copy sent via email to loan_admin@golubcapital.com and portfoliomanager@golubcapital.com, and (ii) all such notices, demands, requests, consents, approvals, declarations or other communications to be delivered to a Loan Party shall be delivered to Borrower in compliance with the foregoing procedures.  Additionally, a copy of all financial reporting deliveries required pursuant to Article VI hereof shall be sent via email to portfoliomanager@golubcapital.com to the extent possible).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Loan Parties and the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures reasonably satisfactory to the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Loan Parties and the Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent each has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Agent and Lenders.  The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay all Credit Party Expenses.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent (and any sub-agents thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property or any Environmental Liability for which any Loan Party or any of its Subsidiaries could reasonably be expected to be subject to liability under any Environmental Laws, (iii) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel (plus any local counsel) representing the Agent and one counsel representing all other Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(c)                                  Reimbursement by Lenders.  Without limiting their obligations under Section 10.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s

Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity; provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel (plus any local counsel) representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable on demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Agent, the assignment of any Loan by any Lender, the replacement of any Lender, the satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount relating to the Loan so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section (b), (ii) by way of participation in accordance with the provisions of subsection Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                                in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 (or $5,000,000 to the extent such assignment is to a Disqualified Institution after a Designated Event of Default) with respect to any assignments of the Loan (or any portion thereof), unless the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed and, in any event, such consent shall be deemed given if Borrower does not notify Agent of its objection thereto within ten (10) days of Borrower’s receipt of such proposed assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or (3) such assignment is being made in connection with the sale of a Lender’s portfolio of loans; and

(B)                                the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for all assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries (including, for the avoidance of doubt, Unrestricted Subsidiaries), except for participations sold to an Affiliated Lender in accordance with Section 11.06(h)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 11.07 as if such Participant was a Lender hereunder.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”).  The entries in each Participation Register shall be conclusive absent manifest error and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in a Participant Register as the owner of such Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04, Section 3.05 and Section 11.08).  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s Interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Affiliated Lenders.

(i)                                     In addition to the other rights provided in this Section 11.06, each Lender may assign all or a portion of any one or more of its Loans (or grant a participation in a Loan) to any Person who, after giving effect to such assignment or participation, would be an Affiliated Lender or an Affiliated Lender Participant, as applicable (without the consent of any Person but subject to acknowledgment by Agent (which acknowledgment shall be provided promptly after request therefor)); provided that:

(A)                              all Lenders shall be offered an opportunity to assign or participate, as applicable, a pro rata portion (based on their Applicable Percentages) of the amount to be assigned or sold as a participation to such Affiliated Lender in accordance with customary procedures reasonably acceptable to the Agent;

(B)                                except as previously disclosed in writing to Agent, such Affiliated Lender represents and warrants as of the date of any assignment or participation to such Affiliated Lender pursuant to this Section 11.06, that such Affiliated Lender has no material non-public information (“MNPI”) that both (1) has not been disclosed to any assigning or participating Lender (other than because such assigning or participating  Lender does not wish to receive MNPI with respect to any Loan Party or any of their respective securities) prior to such date and (2) could reasonably be expected to have a material effect upon a Lender’s decision to assign Loans to such Affiliated Lender;

(C)                                any assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to Agent an assignment agreement substantially in the form of Exhibit H hereto (an “Affiliated Lender Assignment and Assumption”), which among other things shall provide for a power of attorney in favor of Agent to vote the claims in respect of Loans held by such Affiliated Lender in an insolvency proceeding as provided in clause (iv) of this Section 11.06(h); and

(D)                               at the time of such assignment (or any participation under Section 11.06(d)) and after giving effect to such assignment (or participation), (1) the aggregate principal amount of all Loans held by all Affiliated Lenders (or in which Affiliated Lender Participants have a participation) shall not exceed twenty percent (20%) of all Loans outstanding under this Agreement, and (2) there shall be more than two (2) Affiliated Lenders and Affiliated Lender Participants in the aggregate.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among Agent or any Lender to which representatives of the Loan Parties are not invited or (B) receive any information or material prepared by Agent or any Lender or any communication by or among Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or any representative of any Loan Party.

(iii)                               Notwithstanding anything in Section 11.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that, without the consent of an Affiliated Lender, no such amendment, modification, waiver consent or other action shall (1) extend the due date for any scheduled installment of principal of any Loan held by such Affiliated Lender, (2) extend the due date for interest under the Loan Documents owed to such Affiliated Lender or (3) reduce any amount owing to such

Affiliated Lender under any Loan Document, in each case except as provided in clause (iv) of this Section 11.06(h).

(iv)                              Each Affiliated Lender, solely in its capacity as a holder of any Loans, hereby agrees, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if any Loan Party shall be subject to any insolvency proceeding, with respect to any matter requiring the vote of holders of any Loans during the pendency of any such insolvency proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), Loans held by such Affiliated Lender (and any claim with respect thereto) shall be deemed assigned for all purposes to Agent, which shall cast such vote in accordance with clause (iii) above of this Section 11.06(h) (without regard to clauses (2) and (3) of the proviso to such clause (iii)).  If for any reason the foregoing assignment is deemed ineffective to vote the claims of the Affiliated Lenders with respect of the Loans, the Affiliated Lenders agree that their claims with respect of the Loans shall be voted, and the Affiliated Lenders shall take all such actions to ensure that their claims with respect to the Loans are voted, in accordance with clause (iii) above of this Section 11.06(h) (without regard to clauses (2) and (3) of the proviso to such clause (iii)).  For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code of the United States, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code of the United States.

11.07                 Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors, investors, lenders and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) and to any nationally recognized rating agency, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with SEC filing requirements), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Confidential Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Confidential Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of the initial Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  Further, the provisions of Section 3.01, 3.04, 3.05 and 11.04 and Article X shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked and (y) any Obligations that may thereafter arise under Section 11.04.

11.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrower shall have paid to the Agent the assignment fee specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK

SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION AND ANY COUNTERCLAIM BROUGHT BY ANY LOAN PARTY SHALL BE IN THE SAME COURT AS THE INITIAL CLAIM WAS BROUGHT.

11.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

11.17                 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (in each case, for itself and not on behalf of any Lender) hereby notifies the Loan

Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act.  Each Loan Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.18                 Foreign Asset Control Regulations.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

11.19                 Time of the Essence.  Time is of the essence of the Loan Documents.

11.20                 Press Releases.

(a)                                  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)                                 Each Loan Party consents to the publication by the Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia.  The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

11.21                 Certain Waivers.

(a)                                  The Obligations are the obligation of the Borrower.  To the fullest extent permitted by applicable Law, the obligations of the Borrower shall not be affected by any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent.

(b)                                 The obligations of the Borrower shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Borrower or that would otherwise operate as a discharge of the Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

11.22                 Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.23                 Attachments.  The Appendices are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such Appendices and the provisions of this Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

FLOOR AND DECOR OUTLETS OF AMERICA, INC.

By:	/s/ Trevor Lang
Name:	Trevor Lang
Title:	Chief Financial Officer

AGENT:

GCI CAPITAL MARKETS LLC,
as Agent

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address for Legal:

Golub Capital Incorporated
666 Fifth Avenue, 18th Floor
New York, New York 10103
Attn: Matthew Fulk
Facsimile No.: 212-660-7282
E-Mail: mfulk@golubcapital.com

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661-3693
Attn: John Krol
Facsimile No.: (312) 902-1061
E-Mail: john.krol@kattenlaw.com

Notice for all Financial Reporting Deliveries:

Golub Capital Incorporated (address above)

and

Attn: Portfolio Manager — Floor and Decor
E-Mail:portfoliomanager@golubcapital.com

Notice of Advance and Notices of LIBO Rate
Continuation/Conversions:

Attn: Loan Administrator - Floor and Decor
E-Mail:loan_administrator@golubcapital.com

Credit Agreement

LENDERS: Golub Capital Finance Funding LLC, as a Lender By: GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $20,525,000.00

Credit Agreement

Golub Capital BDC 2010-1 LLC, as a Lender By: GC Advisors LLC, its Collateral Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $10,500,000.00

Credit Agreement

Golub Capital BDC Holdings LLC, as a Lender By: GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $886,000.00

Credit Agreement

Golub Capital PEARLS Direct Lending Program, L.P., as a Lender By: GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $1,768,000.00

Credit Agreement

PEARLS VIII, LLC, as a Lender By: GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $1,131,000.00

Credit Agreement

PEARLS IX, LLC, as a Lender By: GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $628,000.00

Credit Agreement

PEARLS X, L.P., as a Lender By: GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $2,263,000.00

Credit Agreement

GCI CAPITAL MARKETS LLC, as a Lender

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director

Notice Address:

Golub Capital Incorporated

666 Fifth Avenue, 18th Floor

New York, New York 10103

Attn: Portfolio Administrator

Facsimile No.: (312) 201-9167

E-Mail: loan_admin@golubcapital.com

Such Lender’s Commitment: $2,299,000.00

Credit Agreement

KKR Lending Partners Funding II LLC, as a Lender

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory

Notice Address: 555 California Street, 50th Floor San Francisco, California 94104 Such Lender’s Commitment: $2,289,133.00

Credit Agreement

KKR Lending Partners Funding LLC, as a Lender

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory

Notice Address: 555 California Street, 50th Floor San Francisco, California 94104 Such Lender’s Commitment: $30,000,000.00

Credit Agreement

KKR VRS Credit Partners L.P., as a Lender

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory

Notice Address: 555 California Street, 50th Floor San Francisco, California 94104 Such Lender’s Commitment: $7,710,867.00

Credit Agreement